Exhibit 10.7

Execution Copy

CREDIT AGREEMENT

dated as of

June 24, 2011

among

FSEP Term Funding, LLC,
as Borrower,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent and a Lender,

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01. Defined Terms	1
Section 1.02. Use of Defined Terms	1
Section 1.03. Interpretation	2
Section 1.04. Accounting Matters	2
Section 1.05. Conflict Between Credit Documents	3
Section 1.06. Legal Representation of the Parties	3

ARTICLE 2
COMMITMENT

Section 2.01. Commitment	3
Section 2.02. Voluntary Reductions or Termination of the Maximum Commitment	3
Section 2.03 Fees	4
Section 2.04. Commitment Reduction and Termination	4

ARTICLE 3
LOANS AND LENDER NOTE

Section 3.01. Borrowing Procedure for Loans	5
Section 3.02. Notes	6
Section 3.03. Principal Payments	6
Section 3.04. Interest.	7
Section 3.05. Method and Place of Payment	12
Section 3.06. Net Payments; Taxes	12
Section 3.07. Sharing of Payments by Lenders	14
Section 3.08. Post Default Order of Application of Funds	15

ARTICLE 4
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01. Initial Loan	15
Section 4.02. All Loans	21

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01. Organization, etc.	22

i

ANNEX I – Definitions

ANNEX II – Collateral Valuation Schedule

ANNEX III – Collateral Transaction Procedures

EXHIBIT A	-	Form of Borrowing Request
EXHIBIT B	-	Form of Note
EXHIBIT C	-	Form of Assignment Agreement
EXHIBIT D	-	Form of Security Agreement
EXHIBIT E	-	Form of Custodial Agreement
EXHIBIT F	-	Form of Required Borrower and Manager Opinion
EXHIBIT G	-	Form of Manager Letter
EXHIBIT H	-	Form of Equity Owner Letter
EXHIBIT I	-	Form of FS Advisor Letter
EXHIBIT J	-	Form of Compliance Certificate (Section 6.01(b)(iii))
EXHIBIT K	-	Form of Setup Fee Agreement
EXHIBIT L	-	Form of Commitment Termination Notice
EXHIBIT M	-	Form of Loan Cessation Notice

SCHEDULE 1	-	Lending Offices, Administrative Agent Office and Notice Data
SCHEDULE 2	-	UCC-1 Filing Jurisdictions
SCHEDULE 3	-	Schedule of Fund Investments
SCHEDULE 4	-	Approved Banks
SCHEDULE 5	-	Approved Selling Institutions
SCHEDULE 6	-	Approved Industry Categories
SCHEDULE 7	-	Approved Pricing Services
SCHEDULE 8	-	Approved Bond Dealers

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 24, 2011 (as amended from time to time, this “Agreement”), is entered into by and among FSEP TERM FUNDING, LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as Administrative Agent and a Lender and each other Lender party hereto from time to time (together with DBNY in its capacity as Lender, the “Lenders” and each a “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower is a newly-formed limited liability company organized under the Laws of Delaware to pursue a strategy of investing on a leveraged basis in and managing a pool of Fund Investments;

WHEREAS, the Borrower will acquire, hold and dispose of Fund Investments;

WHEREAS, the Borrower desires to obtain the Commitment from the Lenders, pursuant to which Loans shall be made, subject to the terms and conditions set forth herein, in a maximum aggregate principal amount not to exceed at any time the lesser of (a) the Maximum Commitment and (b) the Maximum Advance Amount at such time; and

WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth, to extend the Commitment;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01.  Defined Terms. As used in this Agreement, and unless the context requires a different meaning, capitalized terms used but not defined herein shall have the respective meanings set forth in Annex I or Annex II.

Section 1.02.  Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Assignment Agreement, notice and other communication delivered from time to time in connection with this Agreement or any other Credit Document.

Section 1.03.  Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)        the singular number includes the plural number and vice versa;

(b)        reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)        reference to any gender includes each other gender;

(d)        reference to any agreement (including this Agreement and the Annexes, Exhibits and Schedules hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(e)        reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(f)         unless the context indicates otherwise, reference to any Article, Section, Schedule, Annex or Exhibit means such Article, Section or Schedule hereof or Annex or Exhibit hereto;

(g)        “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(h)        “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i)         relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(j)         reference to any rating by Moody’s includes any equivalent rating in a successor rating category of Moody’s and reference to any rating by S&P includes any equivalent rating in a successor rating category of S&P.

Section 1.04.  Accounting Matters. For purposes of this Agreement, except as otherwise noted herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Administrative Agent on or before the Closing Date (or if the Borrower is consolidated on the financial statements of the Equity Owner, the most recent audited financial statements of the Equity Owner) and using the same valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Borrower’s certified public accountants concur in such change and the change is disclosed to the Administrative Agent.

Section 1.05.  Conflict Between Credit Documents. If there is any conflict between this Agreement and any other Credit Document, this Agreement and such other Credit Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

Section 1.06.  Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Credit Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

ARTICLE 2
COMMITMENT

Section 2.01.  Commitment.  Subject to the terms and conditions of this Agreement, each Lender severally commits, from the Closing Date to the Commitment Termination Date, to make revolving loans (collectively, “Loans”) to the Borrower, in an aggregate amount not to exceed at any time the outstanding amount of such Lender’s Commitment with respect to the Loans; provided that the Lenders shall not be required to make any Loans hereunder if, after giving effect thereto and to the receipt and application by the Borrower of the proceeds of such Loans, the then aggregate outstanding principal amount of such Loans would exceed the lesser of (a) the Maximum Commitment and (b) the Maximum Advance Amount at such time. Subject to the preceding limitation and the terms and conditions of this Agreement, the Borrower may from time to time borrow, prepay, repay and reborrow Loans.

Section 2.02. Voluntary Reductions or Termination of the Maximum Commitment.

(a)        Each Lender’s commitment to make Loans hereunder shall automatically terminate, and the Maximum Commitment shall be reduced to zero, upon the Commitment Termination Date. The Borrower may voluntarily, from time to time, permanently reduce the amount of the Maximum Commitment upon at least ten (10) Business Days’ prior written notice to the Administrative Agent specifying the amount of such reduction, which notice shall be irrevocable once given; provided that (i) no reduction may reduce the Maximum Commitment below $25,000,000 unless the Maximum Commitment is reduced to zero; (ii) any partial reduction of the Maximum Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof; (iii) no such reduction shall reduce the Maximum Commitment to an amount less than the sum of the then aggregate outstanding Loans and (iv) any such reduction shall be applied to reduce pro rata each Lender’s Commitment.  The Administrative Agent shall promptly notify each Lender of the receipt of any such notice and the pro rata reduction of such Lender’s Commitment.

(b)        Concurrently with any reduction in the Maximum Commitment or termination of the Lenders’ Commitment to make Loans hereunder prior to the Scheduled Commitment Termination Date for whatever reason (including following the occurrence of an Event of Default), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the applicable Make Whole Fee; provided that, in no event shall any Make Whole Fee be payable in connection with any reduction or termination of the Maximum Commitment by the Administrative Agent or the Lenders under Section 2.04.

Section 2.03 Fees.

(a)        Setup Fee. The Borrower shall pay to DBNY a Setup Fee in the amount and at the times set forth in the Setup Fee Agreement.

(b)        Commitment Fee. From and after the NAV Trigger Date, the Borrower shall pay the applicable Commitment Fee to the Administrative Agent, for account of the Lenders, on each Payment Date and on the Commitment Termination Date.

(c)        Administrative Agent’s Fee. The Borrower shall pay fees to the Administrative Agent at such time and in such amount as separately agreed in a fee letter between Borrower and the Administrative Agent.

Section 2.04. Commitment Reduction and Termination.  For so long as the NAV Trigger Date has not occurred, the Administrative Agent (on behalf of and at the direction of the Lenders) may reduce the Commitment in whole or in part upon 90 days’ prior written notice to Borrower and to each Lender; provided that no such reduction shall be effective if the NAV Trigger Date shall otherwise occur during such 90 day notice period.  Any such reduction of the Commitment shall result in an equivalent reduction of the Maximum Commitment.  Borrower acknowledges and agrees that if on the effective date of such reduction the aggregate principal amount of the then outstanding Loans exceeds the Maximum Commitment, then no later than on such effective date, Borrower shall repay a principal amount of Loans (together with accrued interest on such repaid principal portion) such that immediately thereafter the aggregate principal amount of Loans outstanding shall not be greater than the Maximum Commitment.

ARTICLE 3
LOANS AND LENDER NOTE

Section 3.01.  Borrowing Procedure for Loans.  (a) Subject to satisfaction of the applicable conditions precedent and the other terms of this Agreement, the Lenders will fund Loans to, and only to, the Custodial Account upon receipt of timely and irrevocable written Borrowing Requests prior to the Commitment Termination Date, certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative) as specified in Section 4.02(b) (Borrowing Request) specifying the amount and Business Day requested for funding; provided that the Borrower shall deliver not more than one (1) Borrowing Request to the Administrative Agent on any Business Day. Such Loans shall be in a minimum principal amount equal to (A) $500,000 or an integral multiple of $1,000 for amounts in excess thereof or (B) if less than the amount specified in (A), the aggregate Unused Amount at such time. Any such request shall be made by either delivery to the Administrative Agent of a written Borrowing Request or an Authorized Representative providing to the Administrative Agent a telephonic request for a Borrowing (which request shall be promptly confirmed by means of a written Borrowing Request), in each case no later than 3:00 p.m. (New York time) not less than one (1) Business Day preceding the date of the requested Loans. The Administrative Agent shall promptly notify the relevant Lenders of the receipt of each Borrowing Request, specifying the amount of each Loan as well as such Lender’s Applicable Percentage of such Loan. Such notices to Lenders shall be given by telephone and shall be promptly confirmed in writing by facsimile.

(b)        Funding by the Lenders; Presumption by Administrative Agent. The Administrative Agent shall have no obligation to make any Loans available to the Borrower unless and until such Loans have been made available to the Administrative Agent by the relevant Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent its share of such Borrowing, the Administrative Agent may assume that such Lender has made its share available on such date in accordance with Section 3.01(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if such Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent (A) in the case of a payment to be made by such Lender, 5% per annum, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan in accordance with Section 3.04. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included or equal to the Borrowing, as the case may be. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)        Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to any Lenders, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

Section 3.02.  Notes. Upon the request of any Lender to the Borrower made through the Administrative Agent, each Loan made by a Lender shall be evidenced by a promissory note payable to the order of such Lender in a maximum principal amount equal to the product of (x) the Maximum Commitment and (y) such Lender’s Applicable Percentage, and dated as of the date such notice is issued, executed by the Borrower and substantially in the form of Exhibit B (the “Notes”). Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender through the Administrative Agent a Note, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, amount, maturity of its Loans and payments with respect thereto.

Section 3.03.  Principal Payments.

(a)        The Borrower shall repay in full all Loans on the Maturity Date unless payment is sooner required hereunder and such repayment shall be applied pro rata to each outstanding Loan, except in connection with a voluntary repayment, in which case each repayment shall be made in the order specified in clause (b)(i) below.

(b)        Prior to the Maturity Date, the Borrower:

(i)            may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the aggregate outstanding principal amount of any Loans made as part of any particular Borrowing; provided that:

(A)             no such prepayment may be made which, after giving effect thereto, would result in the aggregate outstanding principal amount thereof being less than $1,000,000 (unless repaid in full) or other than an integral multiple of $1,000 for amounts in excess thereof;

(B)              each such voluntary prepayment shall require prior written notice specifying the date and amount of such prepayment (or telephonic notice promptly confirmed in writing) to the Administrative Agent, not later than 12:00 p.m. (New York time) at least two (2) Business Days’ prior to the date of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of such notice, and of the amount of such prepayment that will be applied to each Lender; and

(C)              any such prepayment of principal shall be applied pro rata to each outstanding Loan.

(ii)           shall immediately repay all Loans upon any acceleration of the maturity of the Loans in connection with the occurrence of an Event of Default pursuant to Section 7.02 (Action if Bankruptcy) or 7.03 (Action if Other Event of Default) and such repayment shall be applied pro rata to each outstanding Loan; and

(iii)          shall, not later than the applicable time set forth in Section 7.01(b), repay Loans to the extent required to satisfy the Overcollateralization Test at all times and such repayment shall be applied pro rata to each outstanding Loan.

(c)        Prepayment Compensation. A prepayment of any Loan for any reason (whether voluntary or mandatory) shall in all cases be accompanied by (i) accrued but unpaid interest thereon and (ii) the payment determined in accordance with Section 3.04(c) (Compensation).

Section 3.04.  Interest.

(a)        Interest Rules and Calculations. (i) The unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Weighted Average Rate in effect from time to time plus the Applicable Margin.

(ii)           All overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Weighted Average Rate in effect from time to time plus the Applicable Margin plus 2%.

(iii)          Interest shall accrue with respect to each outstanding Loan at the interest rate applicable to each Interest Reset Period and shall be payable in arrears on each Payment Date.

(iv)          All computations of interest hereunder shall be made in accordance with Section 9.08 (Calculations; Computations).

(v)           The Administrative Agent, shall upon determining the applicable interest rate for any Borrowing of Loans for any Interest Reset Period, promptly notify the Borrower and the Lenders thereof.

In no event shall the rate of interest applicable to any Loan or any other amount due hereunder exceed the maximum rate permitted by Applicable Law, and the interest rate specified above shall, if necessary, be reduced to such maximum rate permitted by Applicable Law.

(b)        Increased Costs, Illegality, etc. (i) In the event that (x) in the case of Section 3.04(b)(A) below, the Administrative Agent or (y) in the case of Section 3.04(b)(B) and (C) below, a Lender, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon the Borrower):

(A)             on any date for determining the Weighted Average Rate for any Interest Reset Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate;

(B)              at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to agreeing to make or making, funding or maintaining any Loans (other than any reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), because of (x) Change in Law, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Weighted Average Rate or (y) other circumstances occurring after the Closing Date affecting the interbank Eurodollar market or any other applicable market or the position of such Lender in such market and in each case notified the Administrative Agent thereof; or

(C)              at any time, that the making or continuance of any Loan bearing interest determined by reference to the Weighted Average Rate has become unlawful by compliance by such Lender in good faith with any accounting standard, Law or guideline (or would conflict with any such accounting standard, Law or guideline not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful) and such Lender has notified the Administrative Agent thereof;

then, and in any such event, affected Loans (which in the case of clause (A) shall be all Loans and in the case of clauses (B) and (C) shall be Loans made, or to be made from any affected Lender) bearing interest determined by reference to the Weighted Average Rate shall no longer be available until such time as the Administrative Agent notifies the Borrower that such circumstances no longer exist, and any Borrowing Request given by the Borrower with respect to Loans which have not yet been incurred shall be deemed rescinded by the Borrower, and (x) in the case of clauses Section 3.04(b)(i)(A) and (B) above, the Borrower shall pay to the affected Lenders, within 10 days of receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating (including by converting all affected Loans to Base Rate Loans), interest or otherwise as the relevant Lender shall determine) as shall be required to compensate the relevant Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties thereto) and (y) in the case of clauses (B) and Section 3.04(b)(i)(C) above, the Borrower shall take the actions specified in Section 3.04(b)(ii) (Increased Costs, Illegality, etc.) as promptly as possible and, in any event, within the time period required by Law.

(ii)           At any time that any Loan is affected by the circumstances described in Section 3.04(b)(i)(B) or (C) (Increased Costs, Illegality, etc.), the Borrower may (and in the case of a Loan affected pursuant to Section 3.04(b)(i)(C) (Increased Costs, Illegality, etc.), the Borrower shall) if the affected Loan is then being made pursuant to a Borrowing, cancel such Borrowing from the affected Lenders by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Administrative Agent pursuant to Section 3.04(b)(i)(B) or (C) (Increased Costs, Illegality, etc.), or if the affected Loan is then outstanding, upon at least two (2) Business Days’ written notice (or telephonic notice promptly confirmed in writing) to the

Administrative Agent, require each such Loan to be converted into a Base Rate Loan.

(iii)          If any Lender shall have reasonably determined in good faith that after the Closing Date, the adoption or effectiveness of any applicable accounting standard, or any Law regarding capital adequacy, or any change in any of the foregoing, or any change in the interpretation or administration of any thereof by any accounting board or Governmental Authority (including any standards board, central bank or comparable agency charged with the interpretation or administration thereof), or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, board, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or such controlling corporation’s) capital or assets as a consequence of its commitment to lend to a level below that which such Lender (or such controlling corporation) would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or such controlling corporation’s) policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender, as applicable (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as shall compensate such Lender, as applicable, (or such controlling corporation) for such reduction.

(iv)          If any Lender seeks payment of additional amounts from the Borrower pursuant to clauses (i) or (iii) above, the Borrower may together with payment of all such additional amounts, (a) prepay all Loans for which such Lender seeks payment of additional amounts without payment of any prepayment compensation pursuant to (c) (Compensation) with respect to such Loans and (b) upon such prepayment, reduce the Maximum Commitment in an amount equal to the amount of such prepayment without payment of a Make Whole Fee.

(v)           For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board, or any other change in foreign or domestic generally accepted accounting principles that would require the consolidation of some or all of the assets of the Borrower, including the assets and liabilities which are the subject of this Agreement, with those of any Lender, shall constitute a change in the interpretation of a regulation subject to this Section 3.04(b).

(c)        Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its

Loans, but excluding in any event the loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of Loans does not occur on a date specified therefor in a Borrowing Request (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.04(b)(i) (Increased Costs, Illegality, etc.)), (ii) if any prepayment, repayment or conversion of any of its Loans occurs on a date which is not the last day of an Interest Period applicable thereto, (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of (c) any other default by the Borrower to repay its Loans when required by the terms of this Agreement (including an Event of Default resulting in acceleration of the maturity of the Loans hereunder) or (d) an action taken pursuant to Section 3.04(b)(ii) (Increased Costs, Illegality, etc.). A Lender’s basis for requesting compensation pursuant to this Section 3.04(c) and a Lender’s calculation of the amount thereof shall, absent manifest error, be final and conclusive and binding on the Borrower. With respect to clause (ii) of the immediately preceding sentence, the compensation owed to the relevant Lender shall be equal to (x) the product of (1) the amount of the applicable Loans made by the relevant Lender, (2) the excess (if any) of (A) the Weighted Average Rate applicable to such Loans over (B) LIBID applicable to a period equal to the number of days remaining in the Interest Period applicable to such Loans and (3) the number of days remaining in the Interest Period applicable to such Loans, divided by (y) 360.

(d)           Change of Lending Office; Limitation on Indemnities.

(i)            The Lenders agree that, upon the occurrence of any event giving rise to the operation of Section 3.04(b)(i)(B) or Section 3.04(b)(i)(C) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes) with respect to any Lender, it shall, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 3.04(d) shall affect or postpone any of the obligations of the Borrower or the right of such Lender provided in Section 3.04(b) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes).

(ii)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04(b) shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate such Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05.  Method and Place of Payment. All payments by the Borrower hereunder shall be made in Dollars. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent, for the benefit of the Lenders, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office, it being understood that written notice (or telephonic notice promptly confirmed in writing) by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 3.06.  Net Payments; Taxes. (a) All payments made by the Borrower hereunder or under any Note shall be made without setoff, counterclaim or other defense. All such payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or net profits of, and any franchise tax imposed on or in lieu of taxes on net income of, any Lender, pursuant to the Laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”), excluding (i) any Tax attributable to the failure of the relevant Lender to comply with clauses (b) through (d) of this Section 3.06 and (ii) any Tax to the extent imposed as a result of the relevant Lender’s failure to comply with the applicable requirements of FATCA in such a way as to reduce such tax to zero (all such Taxes described in the preceding clauses (a)(i) and (ii), hereinafter “Excluded Taxes”). If any Taxes that are not Excluded Taxes (hereinafter “Indemnifiable Taxes”) are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of such Taxes, shall not be less than the amount provided for herein or in such Note. The Borrower shall furnish to the Administrative Agent within forty-five (45) days after the date the payment of the Indemnifiable Taxes is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of Indemnifiable Taxes so levied or imposed and paid by such Lender or the Administrative Agent.

(b)        Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower  pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, each Lender shall deliver to the Administrative Agent and the Borrower such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender under this Agreement and the other Loan are exempt from any withholding under FATCA.

(c)        Without limiting the generality of the foregoing (i) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and (ii) any Lender that is not a U.S. Lender (a “Non-U.S. Lender”) and that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(A)             executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)              executed originals of Internal Revenue Service Form W-8ECI;

(C)              executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(D)              in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(E)              executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(d)        Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction with respect to Taxes.

Section 3.07.  Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans made by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (z) any fees or other payments obtained by a Lender that are not a payment of principal of or interest on any Loans.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.08.  Post Default Order of Application of Funds.  Following the occurrence and continuation of an Event of Default, all payments from the Borrower to the Lenders in respect of the obligations under this Agreement shall be applied to such obligations in the order set forth in the Security Agreement.

ARTICLE 4
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01.  Initial Loan. Notwithstanding any other provision of this Agreement, the obligations of the relevant Lenders to fund the initial Borrowing (the “Initial Loan”) shall be subject to the prior or concurrent satisfaction, or written waiver by such Lenders, of each of the conditions precedent set forth in this Section 4.01.

(a)        Evidence of Authority. The Administrative Agent shall have received:

(i)            a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), dated the Closing Date, as to:

(A)             the authority of the Borrower to execute, deliver and perform this Agreement, the Notes, each other Credit Document to be executed by it and each other instrument, agreement or other document to be executed in connection with the transactions contemplated in connection herewith and therewith; and

(B)              the authority and signatures of those Persons authorized on behalf of the Borrower to execute and deliver this Agreement, the Notes and the other Credit Documents and to act with respect to this Agreement and each other Credit Document to be executed by the Borrower, upon which certificate each Lender, including each assignee (whether or not it shall have then become a party hereto), may conclusively rely until it shall have received a further certificate of the Borrower canceling or amending such prior certificates;

(ii)           a copy of the Organic Documents of the Borrower, each certified in a manner reasonably satisfactory to the Administrative Agent, and the provisions of which shall be reasonably satisfactory to the Administrative Agent, a certificate of registration and a certificate of good standing for the Borrower issued by the appropriate governmental office in its jurisdiction of organization; and

(iii)          such other instruments, agreements or other documents (certified if requested) as the Administrative Agent may reasonably request.

(b)        Agreement; Notes. The Administrative Agent shall have received executed counterparts of this Agreement from all the parties hereto and the Notes, each, in the case of the Borrower, duly executed and delivered by an Authorized Representative of the Borrower.

(c)        Collateral Documents. The Administrative Agent shall have received:

(i)            evidence reasonably satisfactory to the Administrative Agent that all actions that are necessary or, in the reasonable opinion of the Administrative Agent, are desirable to perfect and protect the Liens in the Collateral created or purported to be created by the Collateral Documents have been taken (including delivery to the Custodian of assignment or transfer agreements executed in blank by an Authorized Representative of the Borrower with respect to each Bank Loan);

(ii)           the Security Agreement substantially in the form of Exhibit D, dated as of the Closing Date, duly executed and delivered by the Borrower and the other parties thereto together with:

(A)             UCC financing statements (Form UCC-1) naming the Borrower as the debtor and the Administrative Agent, for the benefit of itself and the Lenders as secured parties, or other similar instruments or documents in a form suitable for filing in all jurisdictions identified in Schedule 3; and

(B)              copies of search reports certified by a party reasonably acceptable to the Administrative Agent, dated as of a date reasonably near to the Closing Date, listing all effective UCC financing statements that name the Borrower as the debtor and which are on file in the jurisdictions identified in Schedule 3, showing that no financing statements (other than those filed pursuant to this Agreement) cover any Collateral, except with respect to Permitted Liens;

(iii)          a copy of the Custodial Agreement substantially in the form of Exhibit E, dated as of the Closing Date, as executed and delivered by the Borrower and the other parties thereto.

(d)        Management Agreement. The Administrative Agent shall have received copies, certified by the Borrower, of the Management Agreement, duly executed and delivered by the Borrower and the Manager.

(e)        No Litigation, etc. No litigation, arbitration, governmental investigation, proceeding or inquiry shall, on the date of the Initial Loan, be pending or, to the knowledge of the Borrower, threatened in writing with respect to any of the transactions contemplated hereby which could, in the reasonable opinion of the Administrative Agent, be adverse in any material respect to the Borrower.

(f)         Certificate as to Conditions, Warranties, No Default, Agreements etc. The Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of such date:

(i)            all conditions set forth in this Article 4 (CONDITIONS TO CREDIT EXTENSIONS) have been fulfilled;

(ii)           all representations and warranties of the Borrower set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) are true and correct in all material respects;

(iii)          all representations and warranties set forth in each of the Collateral Documents are true and correct in all material respects; and

(iv)          no Default or Event of Default shall be continuing.

(g)        Custodial Account and Fund Investments.

(i)            The Administrative Agent shall have received evidence of the establishment of the Custodial Account and reasonably satisfactory evidence that (1) all Fund Investments listed on the Schedule of Fund Investments that constitute Certificated Securities, Uncertificated Securities or negotiable Instruments (or security entitlements in respect thereof) or Cash have been credited to the Custodial Account in accordance with the Collateral Documents, (2) the settlement date for all Fund Investments listed on the Schedule of Fund Investments that constitute Bank Loans, Corporate Bond Securities, Convertible Securities and Equity Securities has occurred, all transfer or assignment documents relating thereto have been fully executed and delivered by authorized signatories for the Borrower and the transferor or assignor thereof and any other required parties (including the administrative agent thereunder and, if applicable, the Obligor under such Bank Loan) and delivered, together with any accompanying promissory note, if applicable, to the Custodian and instruments or agreements of transfer in respect thereof, duly executed in blank by an Authorized Representative of the Borrower, have been duly delivered to the Custodian in accordance with the Collateral Documents and (3) all Obligors relating to all Fund Investments listed on the Schedule of Fund Investments have been instructed to make all payments in connection with such Fund Investments to the Custodial Account.

(ii)           The Administrative Agent shall have received evidence of the establishment of a sub-account of the Custodial Account designated as the “Administrative Expense Sub-account,” which shall be in the name of the Borrower subject to the terms of the Custodial Agreement, and as to which the Administrative Agent, for the benefit of itself and the Lenders as secured parties, shall have a first priority perfected security interest. Prior to the funding of the Initial Loan, Cash in an amount not to exceed $200,000 shall be withdrawn from the Cash Collateral Account (as defined in the Custodial Agreement) and deposited into the Administrative Expense Sub-account, and on each anniversary of the Closing Date, the Custodian shall deposit into the Administrative Expense Sub-account the amount needed to bring the amount on deposit therein to $200,000. Except during the occurrence and continuation of a Default or an Event of Default, the Custodian may, from time to time, upon notice to, but without the consent of, the Administrative Agent, withdraw amounts from the Administrative Expense Sub-account to pay the accrued and unpaid Administrative Expenses of the Borrower. During the occurrence and continuation of a Default or an Event of Default, the Custodian may withdraw amounts from the Administrative Expense Sub-account for its reasonable expenses as permitted under the Custodial Agreement, but shall not pay any other Administrative Expenses except with the written consent of the Administrative Agent. All amounts remaining on deposit in the Administrative Expense Sub-account (if any) on the Commitment Termination Date shall be deposited by the Custodian into the Custodial Account.

(h)        Opinions of Counsel. The Administrative Agent shall have received the following customary opinion letters, each dated as of the Closing Date, and addressed to the Lenders and the Administrative Agent which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders:

(i)            Dechert LLP, counsel to the Borrower, the Manager and the FS Advisor, addressing the matters set forth in Exhibit F;

(ii)           Richards, Layton & Finger, P.A., special Delaware counsel to the Lenders and the Administrative Agent, in such form and addressing such matters as the Administrative Agent may reasonably require; and

(iii)          Davis Polk & Wardwell LLP, special counsel to the Lenders and the Administrative Agent, in such form and addressing such matters as the Administrative Agent may reasonably require.

(i)         Manager Letter. The Administrative Agent shall have received from the Manager a letter in the form of Exhibit G addressed to the Administrative Agent and the Lenders.

(j)         Equity Owner Letter. The Administrative Agent shall have received from the Equity Owner a letter in the form of Exhibit H addressed to the Administrative Agent and the Lenders.

(k)        FS Advisor Letter. The Administrative Agent shall have received from FS Advisor a letter in the form of Exhibit I addressed to the Administrative Agent and the Lenders.

(l)         Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for account of the Lenders, as the case may be, all fees, costs and expenses then due and payable to it under this Agreement (including Section 9.01 (Payment of Expenses, etc.)).

(m)       Federal Reserve Form U-1. Each Lender shall have received a Federal Reserve Form U-1 duly completed and executed by the Borrower and the relevant Lender.

(n)        Certificate of the Borrower Regarding Collateral; Certificate of the Manager Regarding Collateral.

(i)            A certificate by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower, dated as of the Closing Date, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent, for the benefit of itself and the Lenders as secured parties, and included in the Collateral, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(A)             the Borrower has full right to Grant a security interest in and assign and pledge such Fund Investment to the

Administrative Agent, for the benefit of itself and the Lenders as secured parties;

(B)              to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects;

(C)              to the best of his knowledge, each item purported to be a Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment;

(D)              after giving effect to any requested Borrowing on the Closing Date (1) the aggregate principal amount of all Loans outstanding will not exceed the Maximum Commitment and (2) the Overcollateralization Test is satisfied; and

(E)              the Administrative Agent has a first priority perfected security interest in all of the Collateral, for the benefit of itself and the Lenders as secured parties (except as may otherwise be expressly permitted by this Agreement or the Collateral Documents).

(ii)           A certificate of a Responsible Officer, dated as of the Closing Date, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent for inclusion in the Collateral, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(A)             to the best of his knowledge, the Borrower is the owner of such Fund Investment free and clear of any liens, claims or encumbrances of any nature whatsoever except for (1) those which are being released on or prior to the Closing Date, (2) those Granted pursuant to the Security Agreement and (3) Permitted Liens;

(B)              to the best of his knowledge, the Borrower has acquired its ownership in such Fund Investment in good faith without notice of any adverse claim, except as described in paragraph (A) above;

(C)              to the best of his knowledge, the Borrower has not assigned, pledged or otherwise encumbered any interest in such Fund Investment (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to the Security Agreement or as otherwise expressly permitted by this Agreement;

(D)              to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects; and

(E)              to the best of his knowledge, each Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment.

(o)        Satisfactory Legal Form. All limited liability company and other actions or proceedings taken or required to be taken in connection with the transactions contemplated hereby and all agreements, instruments, documents and opinions of counsel executed, submitted, or delivered pursuant to this Section 4.01 by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; all certificates and opinions delivered pursuant to this Article 4 (CONDITIONS TO CREDIT EXTENSIONS) shall be addressed to the Administrative Agent and the Lenders, or the Administrative Agent or the Lenders shall be expressly entitled to rely thereon; the Lenders and their counsel shall have received all information, and such number of counterpart originals or such certified or other copies of such information, as the Administrative Agent or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel to the Administrative Agent.

Section 4.02.  All Loans. Notwithstanding any other provision of this Agreement, and in addition to any conditions precedent required to be satisfied for the initial Loan hereunder pursuant to Section 4.01 (Initial Loan) (even if waived with respect to the initial Loan), the obligations of the Lenders to make any Loans shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.02.

(a)        Compliance with Warranties, Maximum Commitment, No Default, etc. Both immediately before and after giving effect to each Loan:

(i)            the representations and warranties set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)           all representations and warranties set forth in each of the Collateral Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iii)          no Default or Event of Default shall be continuing;

(iv)          the Overcollateralization Test shall be satisfied; and

(v)           the aggregate principal amount of all Loans outstanding after giving effect to the proposed Borrowing will not exceed the lesser of (A) the Maximum Commitment and (B) the Maximum Advance Amount at such time (determined after giving effect to the receipt by the Borrower of the proceeds of the requested Loan(s) and the use by the Borrower on such date of such proceeds).

(b)        Borrowing Request. The Administrative Agent shall have received a Borrowing Request for a Loan certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower. The delivery of any such Borrowing Request and the acceptance by the Borrower of the proceeds or other benefits of any Loan shall constitute a representation and warranty by the Manager on behalf of the Borrower that on the date of such request for a Loan, and immediately before and after giving effect to the application of any proceeds of any Loans thereby, all statements set forth in Section 4.02(a) (Compliance with Warranties, Maximum Commitment, Borrowing Base, No Default, etc.) are true and correct in all material respects and (i) each Borrowing Request shall include a schedule setting forth calculations evidencing the satisfaction of the conditions set forth in clauses (iv) and (v) of Section 4.02(a) (Compliance with Warranties, Maximum Commitment, No Default, etc.) and (ii) all other conditions precedent have been satisfied.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Credit Documents and to make the Loans hereunder, the Borrower represents and warrants unto the Lenders and Administrative Agent as set forth in this Article 5.

Section 5.01.  Organization, etc.

(a)        Organization, Power, Authority, etc. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification to the extent required pursuant to Section 6.01(c) (Maintenance of Existence, etc.) and Section 6.01(d) (Foreign Qualification), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Credit Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(b)        Exemption from Registration. The Borrower is not required to register under the Investment Company Act and the extensions of credit provided for in this Agreement and the issuance by the Borrower of its equity capital to the Equity Owner are exempt from registration under the Securities Act and the “Blue Sky” Laws of each applicable state.

Section 5.02.  Due Authorization, Non-Contravention, etc. The execution and delivery by the Borrower of this Agreement, the Note and each other Credit Document to which it is a party, the performance by the Borrower of its Obligations hereunder and thereunder, all Loans obtained hereunder by the Borrower, the granting of the Liens provided for in the Collateral Documents and the consummation of all other actions incidental to any thereof have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or Contractual Obligation of the Borrower or any Law and shall not result in or require the creation or imposition of any Lien on any of the Borrower’s properties pursuant to the provisions of any Contractual Obligation (other than the Liens provided for in the Collateral Documents and the Liens permitted by Section 6.02(c) (Liens)). The execution and delivery of the Borrower of the Credit Documents and performance of the Borrower’s obligations hereunder and thereunder comply with all leverage requirements and restrictions applicable to Business Development Companies (as such term is used in the Investment Company Act and the rules and regulations promulgated thereunder) and all requirements applicable to the Borrower under the Investment Company Act and the rules and regulations promulgated thereunder.

Section 5.03.  Compliance with Laws. The Borrower is in compliance in all material respects with all Laws, in respect of the conduct of its business and the ownership of its properties.

Section 5.04.  Government Approval, Regulation, etc. No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Credit Document or the consummation of any transactions contemplated hereby or thereby, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

Section 5.05.  Validity, etc. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and the Notes and each of the other Credit Documents to which the Borrower is a party shall, on the due execution and delivery thereof, constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

Section 5.06.  Financial Information. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of net assets (total assets less total liabilities), earnings and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Administrative Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP or otherwise on a cash basis, as the case may be, consistently applied (except as disclosed therein), and shall present fairly in all material respects the consolidated financial condition of the Borrower as at the dates thereof for the periods then ended.

Section 5.07.  Litigation, etc. There is no pending or, to the best knowledge of the Borrower, threatened litigation, arbitration, action, proceeding, order, investigation or claim, at law or in equity or before or by any Governmental Authority affecting the Borrower, or any of its properties, assets or revenues which could reasonably be expected to have a Material Adverse Effect.

Section 5.08.  Regulations T, U and X. The proceeds of any Loans made hereunder have not been, and will not be, used for a purpose which violates, or would be inconsistent with, the provisions of Regulations T, U, or X of the FRS Board.

Section 5.09.  Pension and Welfare Plans.

(a)        None of the Borrower or any ERISA Affiliate maintains, contributes to (or is obligated to contribute to) or has any liability to any Pension Plan or Welfare Plan of the Borrower or any ERISA Affiliate of the Borrower. None of the Borrower or any ERISA Affiliate of the Borrower has maintained or contributed to (or has been obligated to contribute to) any Pension Plan or Welfare Plan.

(b)        None of the assets of the Borrower constitute Plan Assets.

(c)        The formation of the Borrower, and the acquisition of Fund Investments contemplated by the Borrower, will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject DBTCA, the Administrative Agent or any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 5.10.  Taxes. The Borrower has filed all tax returns required by Law to have been filed by it; all such tax returns are true and correct in all material respects; and the Borrower has paid or withheld (as applicable) all taxes and governmental charges thereby shown to be owing or required to be withheld, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 5.11.  Absence of Default. No Default shall be continuing or Event of Default shall have occurred or would result from the incurrence of any Obligations by the Borrower or from the grant or perfection of the Liens on the Collateral pursuant to the Security Agreement. As of the Closing Date, the Borrower is not in default under or with respect to (a) any Contractual Obligation or (b) under any Law.

Section 5.12.  Real Property. The Borrower does not own fee title to, or leasehold interest in, any real property.

Section 5.13.  Environmental Warranties. The Borrower does not own or lease, nor has it ever owned or leased, any facilities or property the ownership of or leasehold interest in which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

Section 5.14.  Borrower’s Businesses. The Borrower has not engaged in any business or activity other than such activities as permitted pursuant to its Organic Documents and has at all times complied with the provisions in the LLC Agreement set forth in Section 9(j) thereof.

Section 5.15.  Collateral. The Borrower owns and has good title to all of its property and assets, of any nature whatsoever, including all Fund Investments, in each case free and clear of all Liens except as permitted pursuant to Section 6.02(c) (Liens). The Borrower has paid and discharged all lawful claims that, if unpaid, could result in a Lien on its properties, other than Permitted Liens. All of the Administrative Agent’s Liens in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent’s Liens.

Section 5.16.  Maintenance of Assets. All of the Borrower’s assets capable of being held in or credited to a securities account or deposit account are and will be held in or credited to the Custodial Account. The Borrower does not maintain any funds or assets in respect of any Affiliate or third party in the Custodial Account.

Section 5.17.  Manager. (a) The Management Agreement is in full force and effect and no material default exists thereunder and (b) the Manager is in compliance with all material listing requirements of any exchange on which it is listed and no disciplinary action has been taken against the Manager by any such exchange. The Manager is authorized to act on behalf of the Borrower in connection with the delivery of Borrowing Requests and payment instructions and as otherwise authorized under the terms of the Management Agreement; provided that the Borrower shall provide a certificate of the Persons so authorized as provided in Section 4.01(a)(i)(B) (Evidence of Authority).

Section 5.18.  Use of Proceeds. The proceeds of the Borrowings hereunder shall be used by the Borrower solely for the purposes of making investments in Fund Investments (including purchasing or otherwise acquiring Fund Investments from the Equity Owner), the payment of interest and other amounts on Loans, any other purpose required hereunder and for the payment of fees and expenses incurred in connection with the formation of the Borrower and the other transactions contemplated under the terms of this Agreement, and the execution, delivery and performance of this Agreement and the other Transaction Documents including, but not limited to, the payment of fees payable to, or reimbursement of expenses of, the Custodian pursuant to the Custodial Agreement and the Manager pursuant to the Management Agreement and the payment of other ongoing professional and administrative fees and expenses associated with the business and operation of the Borrower, incurred in the ordinary course of business, or as otherwise determined to be incurred by the Borrower (including Administrative Expenses), to make distributions to the Equity Owner subject to establishment of the cash reserve as set forth in Section 6.02(k) (Payment of Management Fees) and any other requirements hereunder, or for other valid operating purposes of the Borrower. None of such proceeds shall be used in violation of Applicable Law or, directly or indirectly, (a) to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board, or (b) to purchase, otherwise acquire or carry Margin Stock in any manner that would result in a violation of Regulations T, U or X of the FRS Board.

Section 5.19.  Compliance with Anti-Terrorism Laws and Regulations. Neither the Borrower nor the Equity Owner is known by the Borrower after reasonable inquiry to be:

(a)        identified and included on the Specially Designated Nationals and Blocked Persons List (the “SDB List”) maintained by the United States Office of Foreign Assets Control (“OFAC”) and the United States Treasury Department or any other similar list (collectively with the SDB List, the “Lists”) maintained by OFAC or any other United States Federal government agency or authority pursuant to any authorizing United States statute, rule, regulation or Executive Order of the President of the United States (collectively, the “Anti-Terrorism Laws”); or

(b)        a designated Person (a “Designated Person”) with whom a citizen or entity of the United States is prohibited to engage in transactions according to any economic sanction, trade embargo or other prohibition pursuant to any Anti-Terrorism Law.

Section 5.20.  Compliance with Anti-Money Laundering Laws and Regulations.

(a)        Neither the Borrower nor the Equity Owner, to the knowledge of the Borrower after reasonable inquiry:

(i)            is under investigation by any United States governmental authority or agency or has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of the Bank Secrecy Act, as amended by the USA PATRIOT Act (the “BSA”), or any other applicable Federal Law governing BSA compliance and the prevention of money laundering violations (collectively with the BSA, the “Anti-Money Laundering Laws”);

(ii)           has been assessed civil penalties under any Anti-Money Laundering Laws; or

(iii)          has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(b)        The Borrower has taken reasonable measures appropriate to the circumstances (and in any event required by Law), with respect to the Equity Owner, to assure that funds invested by the Equity Owner in the Borrower are derived from lawful and legal sources.

ARTICLE 6
COVENANTS

Section 6.01.  Affirmative Covenants. The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full, the Borrower shall perform the Obligations set forth in this Section 6.01.

(a)        Overcollateralization Test Calculation; Collateral Reports.

(i)            On the 20th day of each calendar month (or, if such date is not a Business Day, then the next following Business Day), the Borrower shall furnish to the Administrative Agent a written statement (a “Collateral Report”) certified by the Manager on behalf of the Borrower, in each case as of the Reporting Date which shall include among other things (to the extent applicable):

(A)             the Aggregate Principal Balance of all Fund Investments held in the Custodial Account and all other Fund Investments (including Bank Loans) owned by the Borrower;

(B)              a list of all Fund Investments, including, with respect to each such Investment, the following detailed information:

(1)           the Obligor or issuer, as applicable, thereon (including the issuer ticker, if any);

(2)           the CUSIP or security identifier thereof, if any;

(3)           the Principal Balance or number of shares, as applicable, thereof;

(4)           the percentage of the Aggregate Principal Balance represented by such Investment;

(5)           the related interest rate, if applicable (including, where applicable, the benchmark rate and the spread/margin);

(6)           the Stated Maturity, if applicable, thereof;

(7)           the related industry classification;

(8)           the country of Domicile of the Obligor thereon;

(9)           an indication as to whether each Fund Investment is ((i)A.) experiencing any default or event of default, ((ii)B.) a Senior Secured Loan, ((iii)C.) a Fixed Rate Fund Investment or a Floating Rate Fund Investment, ((iv)D.) a Participation Interest (indicating the related Selling Institution and its rating by Moody’s, if any), ((v)E.) a Revolving Loan or Delayed Drawdown Loan, and, in each case, the funded amount and Maximum Unfunded Amount thereof, ((vi)F.) a DIP Fund Investment, ((vii)G.) a PIK Security, ((viii)H.) an Accreting Security, ((ix)I.) an Excluded Investment, ((x)J.) a Zero Coupon Security, ((xi)K.) an Eligible Equity Security, ((xii)L.) a Corporate Bond Security and ((xiii)M.) an Eligible Convertible Security;

(C)              for each of the requirements or tests specified in the definition of Portfolio Limitations, (1) the calculation, (2) the result, (3) the related minimum or maximum test level and (4) a determination as to whether such result satisfies the related requirement or test;

(D)              a schedule showing the balance in the Custodial Account and each sub-account thereof and on the prior Reporting Date, each credit or debit since such date specifying the nature, source and amount, and the ending balance in the Custodial Account including all contributions by the Equity Owner to the Borrower and all distributions from the Borrower to the Equity Owner;

(E)              the identity of each Excluded Investment and the principal balance thereof;

(F)              a schedule setting forth, in reasonable detail, the calculation and determination of the Borrower’s compliance with the Overcollateralization Test; provided that, for the avoidance of doubt, the Borrower’s calculation and determination pursuant to this clause (F) shall in no way affect the Administrative Agent’s right to determine compliance or non-compliance with the Overcollateralization Test, as the case may be, or the occurrence of an Overcollateralization Default Event at any time and from time to time; and

(G)              such other information relating to the Borrower or its assets as the Administrative Agent may reasonably request.

(ii)           Not later than three (3) Business Days following the date of the failure to comply with the Overcollateralization Test, the Borrower shall deliver to the Administrative Agent a supplement to the most recent Collateral Report setting forth each of the items included in the Collateral Report as of such date.

(iii)          The Borrower shall promptly furnish in writing to the Administrative Agent from time to time such additional information regarding (A) the calculation of, and determination of the Borrower’s compliance with, the Overcollateralization Test, within one (1) Business Day following the Administrative Agent’s request therefor and (B) Fund Investments; provided that with respect to this clause (B), (x) the Borrower shall have a reasonable period of time to prepare any such additional information and (y) the Borrower shall not be required to provide any such additional information to the extent that it would create an undue expense for or be unduly burdensome on the Borrower (unless the Lenders or the Administrative Agent agrees to compensate the Borrower for the reasonable out-of-pocket costs and expenses thereof).

(b)        Information, etc. The Borrower shall:

(i)            furnish to the Administrative Agent as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the year ended December 31, 2011), from McGladrey & Pullen, LLP or another firm of Independent certified public accountants of nationally recognized standing, (A) audited consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and the accompanying footnotes for such fiscal year and (B) financial statements of the Borrower, in each case prepared, subject to Section 1.04 (Accounting Matters), in accordance with GAAP, setting forth in the case of each fiscal year ending after December 31, 2010 in comparative form the figures for the previous fiscal year;

(ii)           furnish to the Administrative Agent as soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (beginning with the quarter ended September 30, 2011) (A) consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and (B) financial statements of the Borrower, in each case for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter setting forth in the case of each fiscal quarter ending on or after September 30, 2011 in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified as to fairness of presentation, GAAP (subject to Section 1.04 (Accounting Matters)) and consistency by the Manager;

(iii)          furnish to the Administrative Agent simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the Manager in the form of Exhibit J, (A) setting forth the aggregate amount of Restricted Payments made during such fiscal quarter and (B) stating whether any Default is continuing or Event of Default has occurred on or prior to the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)          furnish to the Administrative Agent as soon as available and in any event within fifteen (15) days after the end of each month, a written statement of the Manager’s Net Asset Value as at the close of business on the last Business Day of the previous calendar month;

(v)           as soon as possible after the acquisition of any Fund Investment and until the Borrower’s disposition of such Fund Investment (or, if earlier, the maturity or termination date thereof), use commercially reasonable efforts to cause the administrative agent with respect to such Fund Investment to furnish (A) the Administrative Agent and the Lenders access to IntraLinks, SyndTrak, Dealogic, Dealinks, DealVault or other informational website (if any) available to the lenders under or other parties in respect of such Fund Investment or the Obligor thereof and (B) DBTCA with any notices from such administrative agent in connection with such Fund Investment; provided that (x) if the Administrative Agent and the Lenders are not furnished with access to such informational website (by or on behalf of the administrative agent with respect to such Fund Investment or the Borrower), then the Borrower shall furnish to the Administrative Agent all information on such informational website in accordance with clause (vi) below or (y) if DBTCA is not furnished with such notices from the administrative agent in connection with such Fund Investment, then the Borrower shall furnish to DBTCA all such notices in accordance with clause (vi) below; and

(vi)          if there is no informational website with respect to any Fund Investment or (A) the Administrative Agent has not been furnished with access to such website, then furnish to the Administrative Agent, as soon as practicable but in any event within three (3) Business Days following receipt thereof, any and all information and documents, including reports and notices received by the Borrower or the Manager from the Obligor of such Fund Investment or the administrative agent or any group or committee of lenders under or other parties in respect of such Fund Investment (including with respect to any potential restructuring of such Fund Investment or such Obligor), that is reasonably likely to affect calculation of the Advance Amount, compliance with the Overcollateralization Test, the Collateral (including the existence of any Liens other than Permitted Liens thereon) or the Administrative Agent’s or the Lenders’ rights under this Agreement or any other Credit Document or (B) DBTCA has not been furnished with access to notices from the administrative agent with respect to such Fund Investment, then furnish to DBTCA, as soon as practicable but in any event within three (3) Business Days following receipt thereof, any such notices; provided that notwithstanding Section 9.03(a) (Notices) and Schedule 1, the Borrower shall furnish all “private side”, confidential or restricted information and notices to the Administrative Agent solely by delivery to Ian Jackson at 60 Wall Street, 13th Floor, New York, NY 10005; Telephone: (212) 250-4627; Facsimile: +44 (113) 223-6123; Electronic Mail: ian-r.jackson@db.com.

(c)        Maintenance of Existence, etc. The Borrower shall cause to be done at all times all things necessary to maintain and preserve its existence and the rights (statutory and other) and franchises (including licenses, authorizations and permits necessary to continue its activities) used in the conduct of its activities, including preservation of its status as a limited liability company in good standing under the Laws of its jurisdiction of organization.

(d)        Foreign Qualification. The Borrower shall cause to be done at all times all things necessary to be duly qualified to do business and be in good standing in each jurisdiction where the failure so to qualify would have a Material Adverse Effect.

(e)        Payment of Taxes and Other Claims. The Borrower shall file all tax returns required by Law to be filed by it and shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon the Borrower or upon the income, profits or property of the Borrower; provided that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made.

(f)         Notice of Default, Litigation, etc. The Borrower shall give prompt notice (with a description in reasonable detail sufficient to enable the Administrative Agent and its counsel to evaluate the nature of and period of existence thereof and of the actions which the Borrower has taken and proposes to take with respect thereto) to the Administrative Agent of:

(i)            the occurrence of any Default, Event of Default or Overcollateralization Default Event;

(ii)           the receipt of any notice of any default which, with notice, the passage of time or both, would constitute an event of default (or any similar event howsoever described) under any other Collateral Document;

(iii)          any material litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties, assets or revenues is subject;

(iv)          to the extent the Borrower has knowledge thereof, any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Administrative Agent; and

(v)           any material adverse development with respect to the Borrower, the Manager, the Equity Owner, FS Advisor or GSO (or any replacement sub-advisor to FS Advisor) that has impaired or is reasonably expected to impair the Borrower’s ability to perform its obligations under this Agreement or under any of the other Credit Documents.

(g)        Performance of Obligations. The Borrower shall (i) perform promptly and faithfully all of its Obligations under this Agreement and each other Credit Document executed by it, and (ii) comply in all material respects with the provisions of all other contracts or agreements to which it is a party or by which it is bound and pay all material obligations which it has incurred or may incur pursuant to any such contract or agreement as such obligations become due (including this Agreement).

(h)        Audits; Books and Records. Except during the occurrence and continuation of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, conduct one physical audit during each calendar year, on reasonable notice and at reasonable times using the Administrative Agent’s own personnel, of the assets of the Borrower. The Borrower shall keep proper books and records reflecting all of its business and financial affairs and transactions, in accordance with GAAP and permit the Administrative Agent and any Lender, on reasonable notice and at reasonable times and intervals during ordinary business hours, to visit all of its offices and to discuss its financial matters with officers of the Borrower and its Independent public accountants. The Borrower shall permit the Administrative Agent and any Lender, on reasonable notice and at reasonable times and intervals during ordinary business hours, to examine and make copies of any of the books or other records of the Borrower. The Borrower shall pay any reasonable fees of such Independent public accountants incurred in connection with the exercise by the Administrative Agent of its rights pursuant to this Section 6.01(h). During the occurrence and continuation of an Event of Default, the Administrative Agent may conduct physical audits at any time and from time to time, as often as the Administrative Agent may deem reasonably necessary or desirable.

(i)         Compliance with Laws, etc. The Borrower shall comply in all material respects with all Applicable Laws, in respect of the conduct of its business and the ownership of its properties.

(j)         Environmental Matters. The Borrower shall use and operate all of its real properties, if any, in compliance with all Environmental Laws, in each case, except as would not have a Material Adverse Effect.

(k)        Maintenance of Property. The Borrower shall, at its expense:

(i)            acquire and maintain the Collateral in a manner that shall enable the Borrower to cause such property to be subject to the Liens of the Collateral Documents; and

(ii)           maintain and keep (or cause to be maintained and kept) its properties that are used or useful to its business in good repair, working order and condition (except for normal wear and tear) and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times, in each case, except as would not have a Material Adverse Effect.

(l)         Delivery; Payments on Collateral; Further Assurances. The Borrower shall, at its expense:

(i)            execute and deliver any and all instruments necessary or as the Administrative Agent may reasonably request to grant and perfect a first priority Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders on all of the Collateral, free and clear of all other Liens except for Permitted Liens, and, without any request by the Administrative Agent or any Person, deliver or cause to be delivered promptly to the Custodian, or any designee thereof, for crediting to the Custodial Account (to the extent capable of being so credited) or (if not capable of being so credited) as otherwise provided under the Collateral Documents, in due form for transfer (duly endorsed in blank or, if appropriate, accompanied by duly executed blank stock or bond powers or any instrument or certificate accompanying or previously delivered to the Custodian permitting the Custodian to exercise the Borrower’s rights of transfer when permitted hereunder or under the Security Agreement) or issued in the name of the Custodian or its nominee or agent (or any designee of the Custodian), all Fund Investments and all other certificated securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, it being acknowledged by the parties hereto that such Fund Investments and certificated securities, chattel paper, instruments and documents of title may be subject to restrictions on transfer either imposed by Law or contained in their governing documents or any related documents;

(ii)           cause (A) any and all payments of principal, interest and other amounts, and any and all proceeds of sale or other disposition or otherwise, in respect of any asset constituting part of the Collateral to be made directly to the Custodial Account and (B) any other option, warrant, Excluded Security, other security, right to receive payment and any other asset issued or granted or otherwise provided as consideration in connection with the issuance, purchase or restructuring of any Fund Investment otherwise permitted hereunder to be credited to the Custodial Account, to the extent such option, warrant, Excluded Security, other security or other asset is capable of being so credited; and

(iii)          upon request of the Administrative Agent, execute and deliver, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by the Administrative Agent), such assignments, security agreements, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as the Administrative Agent may from time to time reasonably request, to establish and maintain to the reasonable satisfaction of the Administrative Agent valid first priority perfected Liens in all the Collateral free of all other Liens, claims, and rights of third parties whatsoever, except as permitted by Section 6.02(c) (Liens).

(m)       Equity Owner, Manager, etc.

(i)            Unless otherwise agreed to in writing by the Administrative Agent, all of the limited liability company interests of the Borrower shall be owned solely by the Equity Owner. The Administrative Agent shall at all times be entitled to accept and act upon Borrowing Requests and payment instructions received from any of those officers or agents of the Manager designated in a certificate of the Borrower to that effect provided from time to time to the Administrative Agent (in the form provided in Section 4.01(a)(i)(B) (Evidence of Authority)).

(ii)           The Borrower shall at all times maintain the Manager as the investment manager under the Management Agreement, except as permitted pursuant to Section 6.02(g) (Modification of Certain Instruments, Organic Documents, Agreements, etc.) or required pursuant to Section 7.03 (Action if Other Event of Default).

(iii)          The Custodian shall at all times be the custodian of all of the Fund Investments and other Collateral, except as otherwise provided under the Custodial Agreement.

(iv)          The auditor of the Equity Owner and the Borrower shall be McGladrey & Pullen, LLP or a nationally recognized firm of Independent public auditors that is reasonably acceptable to the Administrative Agent.

(v)           The Borrower shall cause the Equity Owner (if not FS Energy) to execute and deliver to the Administrative Agent a letter in the form of Exhibit H on or prior to becoming the Equity Owner.

(n)        Regulations T, U, and X. The Borrower shall provide a duly completed and executed Federal Reserve Form U-1 to each Lender after the Closing Date pursuant to the terms of this Agreement. If at any time the Borrower acquires any Margin Stock, the Borrower shall take any and all actions as may be reasonably necessary, or as may be reasonably requested by such Lender, to establish compliance with Regulations T, U, and X of the FRS Board.

(o)        Plan Collateral. The Borrower shall do, and shall cause its ERISA Affiliates to do, or cause to be done, all things reasonably necessary to ensure that the Borrower will not be deemed to hold Plan Assets at any time. Notwithstanding Section 6.02(d) (Limitations on Dispositions of Collateral)), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to do all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time.

(p)        Anti-Terrorism and Anti-Money Laundering Policies. The Borrower shall comply with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws, directives from the appropriate governmental agencies or authorities and any other applicable Federal or state Laws, if and when the Borrower is required to comply with such Laws. The Borrower also agrees to implement and maintain policies, procedures and controls reasonably necessary to assure compliance with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws and any other applicable Federal or state Laws, if and when the Borrower is required to comply with such Laws. Notwithstanding Section 6.02(d) (Limitations on Dispositions of Collateral), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to implement and maintain policies, procedures and controls reasonably necessary to assure compliance with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws and any other applicable Federal or state Laws, if and when the Equity Owner is required to comply with such Laws. The Borrower further agrees, upon the Administrative Agent’s reasonable request from time to time during the term of this Agreement, to provide written certification that its covenants under this Section 6.01(p) have not been breached. The Borrower shall immediately upon its actual knowledge provide written notification to the Administrative Agent if its representations and warranties under Section 5.19 (Compliance with Anti-Terrorism Laws and Regulations) and Section 5.20 (Compliance with Anti-Money Laundering Laws and Regulations), and its covenants under this Section 6.01(p) are no longer correct and have been breached or if the Borrower has a reasonable basis to believe a representation, warranty or covenant may no longer be true or may have been breached and provide the Administrative Agent with copies of all notices, reports and other documents and communications relating to such an event together with such notifications.

The Borrower consents on behalf of itself to the disclosure, by the Administrative Agent and any Lender or any of its affiliates or agents, to U.S. regulators of such information about the Borrower and the Equity Owner that the Administrative Agent or such Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws and the Borrower shall be notified in advance, if practicable (but in any case promptly thereafter), of any non-routine disclosure.

(q)        Notification; Quarantine Steps. The Borrower shall immediately notify the Administrative Agent if an Authorized Representative of the Borrower or a Responsible Officer obtains actual knowledge that the Equity Owner or any director, principal, officer or employee of the Equity Owner:

(i)            has been listed on any of the Lists;

(ii)           has become a Designated Person;

(iii)          is under investigation by any governmental authority or agency for, has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering or terrorist crimes or violating any Anti-Terrorism Laws or Anti-Money Laundering Laws;

(iv)          has been assessed civil penalties under any Anti-Terrorism Laws or Anti-Money Laundering Laws; or

(v)           has had funds seized or forfeited in an action under any Anti-Terrorism Laws or Anti-Money Laundering Laws. In addition, if, during the term of this Agreement, any Lender is required under the Anti-Terrorism Laws or the Anti-Money Laundering Laws to (A) know the identity of the Equity Owner, or (B) to determine if the Equity Owner is included in subparagraphs (i) through (iv) above, then, upon written request by the Administrative Agent to the Borrower, the Borrower shall provide such information to the Administrative Agent. The Borrower on behalf of itself consents to the disclosure, by the Administrative Agent or such Lender or any of their respective affiliates or agents, to U.S. regulators of such information about the Borrower and the Equity Owner that the Administrative Agent or such Lender reasonably deem necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

(r)         Borrower’s Business. The Borrower shall not engage in any business or activity other than such activities as permitted pursuant to its Organic Documents and shall at all times comply with the provisions in the LLC Agreement set forth in Section 9(j) thereof.

(s)        Conditions Applicable to All Sale and Purchase Transactions. Any transaction effected under this Agreement or in connection with the acquisition of additional Fund Investments shall be conducted on an arm’s-length basis, shall comply with the applicable requirements of the Collateral Transaction Procedures and, if effected with a Person Affiliated with the Manager, shall be effected in accordance with the requirements of Section 6.02(p) (Limitations on Transactions with Affiliates and Other Funds.).

(t)         Required Reserves on Certain Fund Investments. If the Borrower purchases or holds any Fund Investment (including a Revolving Loan or Delayed Drawdown Loan) that obligates the Borrower, whether currently or upon the happening of any contingency at a future date, to advance any additional funds to an Obligor (which, for the avoidance of doubt, shall not include Fully Pre-funded Revolving Loans), then the Borrower shall, unless otherwise consented to in writing by the Administrative Agent (which may be in the form of an email), maintain at all times during which it has any such obligation, Cash or Cash

Equivalents on deposit in the Revolving Loan Collateral Sub-account (as defined in the Custodial Agreement) in an aggregate amount equal to the unfunded portion of such obligation.

(u)           The Administrative Agent shall deliver to each Lender within five (5) Business Days of receipt from or on behalf of the Borrower copies of any written information furnished or delivered to it pursuant to this Section 6.01(a), (b), (f), (p) or (q), from or on behalf of the Borrower.

Section 6.02.  Negative Covenants. The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full, the Borrower shall perform the Obligations set forth in this Section 6.02.

(a)        No Other Business; Subsidiaries. The Borrower shall not engage in any business or activity other than (i) incurring Loans or other obligations permitted pursuant to this Agreement, purchasing and selling Fund Investments in accordance with the restrictions herein and in its Organic Documents, and (ii) engaging in any other activities which are necessary, suitable or appropriate to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto or otherwise contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.02(a) or elsewhere in this Agreement, the Borrower shall have no Subsidiaries.

(b)        Limitations on Debt. The Borrower shall not create, incur, assume or suffer to exist or otherwise directly or indirectly become or be liable (collectively, “Incur” and, with correlative meanings, “Incurred” and “Incurrence”) in respect of any Debt, other than (i) indebtedness in respect of the Loans, (ii)indebtedness in connection with the Transaction Documents (including, without limitation, indebtedness, fees and expenses in favor of the Custodian and other agents thereunder), (iii) indebtedness under any Revolving Loans and Delayed Drawdown Loans thereunder, and (iv) Debt that is approved in writing by the Administrative Agent and the Required Lenders.

(c)        Liens. The Borrower shall not Incur any Lien upon any property or assets included in the Collateral, whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):

(i)            Liens in favor, or for the benefit, of the Administrative Agent and the Lenders granted pursuant to this Agreement or any Collateral Document, including the Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders, created by the Security Agreement;

(ii)           any other Lien granted in favor of (A) the Administrative Agent for its benefit and the benefit of the Lenders or (B) the Custodian pursuant to the Custodial Agreement;

(iii)          Liens with respect to taxes, assessments and other governmental charges or levies for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside in accordance with GAAP; and

(iv)          any other Lien approved in writing by the Administrative Agent or the Required Lenders.

(d)        Limitations on Dispositions of Collateral. The Borrower shall not remove or cause to be removed from the Custodial Account (other than from the Administrative Expense Sub-account as set forth in Section 4.01(g) (Custodial Account and Fund Investments) or in connection with a withdrawal by the Custodian of its fees, expenses and other amounts pursuant to the Custodial Agreement) or otherwise dispose of or cause to be disposed any Collateral, including any Fund Investment, except that, prior to, and if such removal or disposition will not result in, the occurrence of a Default (including failure to satisfy the Overcollateralization Test) or an Event of Default, the Borrower may (i) purchase or sell Fund Investments in accordance with Section 6.02(q) (Purchases and Sales of Fund Investments), (ii) remove Cash from the Custodial Account to make payments due to the Administrative Agent or the Lenders or their respective Affiliates under this Agreement or any other Credit Document, (iii) subject to establishment of the cash reserve as set forth in Section 6.02(k) (Payment of Management Fees), remove Cash from the Custodial Account to pay Administrative Expenses and other fees and expenses of the Borrower other than Management Fees, (iv) subject to establishment of the cash reserve, payment of Administrative Expenses and satisfaction of the applicable Overcollateralization Test, each as set forth in Section 6.02(k) (Payment of Management Fees), and payment of all amounts due and payable by the Borrower (excluding the Management Fees), pay the Management Fees and (v) subject to establishment of the cash reserve, payment of Administrative Expenses and satisfaction of the applicable Overcollateralization Test (provided that following the occurrence of a Super-Collateralization Event, the Overcollateralization Test for purposes of this clause (v) shall be calculated with a Super-Collateralization Percentage equal to 125% (whether or not such Super-Collateralization Percentage is otherwise required pursuant to the definition of Margin Requirement at such time)), each as set forth in Section 6.02(k) (Payment of Management Fees), and payment of all amounts due and payable by the Borrower (including the Management Fees), make equity distributions to the Equity Owner. During the existence of, or if such removal or disposition will result in, a Default or an Event of Default, the Borrower shall not remove from the Custodial Account or otherwise dispose of any Collateral, including any Fund Investment, without the prior written consent of the Administrative Agent.

(e)        Change of Name, etc. The Borrower shall not change (i) the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs, (ii) its name or the name under or by which it conducts its business or (iii) its jurisdiction of organization other than in accordance with the Security Agreement.

(f)         Merger, Consolidation; Successor Entity Substituted. The Borrower shall not consolidate or merge with or into any other Person or sell, lease or otherwise transfer its respective properties and assets substantially as an entirety to any Person.

(g)        Modification of Certain Instruments, Organic Documents, Agreements, etc. The Borrower shall not without the prior written consent (or, in the case of clause (ii) below, the direction) of the Administrative Agent and the Required Lenders (i) consent to any amendment or other modification of any of the terms or provisions of the Collateral Documents, (ii) terminate the Manager, appoint a replacement Manager or consent to an assignment of the Management Agreement (except in connection with an assignment that results from a change in control (within the meaning of the Investment Advisers Act of 1940, as amended); or (iii) consent to any material amendment, supplement or other modification of any of the terms or provisions of (A) its Organic Documents if such change would adversely affect the Administrative Agent or the Lenders or (B) the Management Agreement (except in connection with a change of Manager that otherwise complies with clause (ii) above).

(h)        Agreements Restricting Liens. Other than the Collateral Documents, the Borrower shall not enter into any agreement which prohibits the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired.

(i)         Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower of its obligations under this Agreement or under any other Credit Document.

(j)         Pension and Welfare Plans. The Borrower shall not incur any liability or obligation with respect to any Pension Plan or any Welfare Plan other than by operation of Law. The Borrower shall not maintain or contribute to (or become obligated to contribute to) any Pension Plan or Welfare Plan other than by operation of Law.

(k)        Payment of Management Fees. The Borrower shall not be obligated to pay, nor permit the Manager to be paid, any Management Fees until (i) all interest, principal and other amounts then due under this Agreement to the Lenders have been paid, (ii) a cash reserve covering all accrued but unpaid interest through the next following Determination Date has been set aside and (iii) all the Administrative Expenses for the relevant Interest Period have been paid. The Manager shall expressly agree to subordinate its right to payment of the Management Fee, during the occurrence and continuation of a Default or an Event of Default, to the payment in full of all Administrative Expenses and all payments due to the Administrative Agent and the Lenders under this Agreement. Furthermore, the Borrower may not pay any Management Fees or make any equity distributions to the Equity Owner to the extent that immediately following such payment or distribution, as applicable, the Overcollateralization Test (as determined for purposes of this (k)) would not be satisfied.

(l)         Commodities; Real Estate. The Borrower shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property.

(m)       Margin Stock. The Borrower shall not use any of the proceeds of the Borrowings (i) to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board or (ii) to purchase, otherwise acquire or carry any Margin Stock in any manner that would result in a violation of Regulations T, U or X of the FRS Board.

(n)        Limitations on Swap Transactions. The Borrower shall not enter into or otherwise effect or permit to remain outstanding any Swap Transaction.

(o)        Investment Company Act. The Borrower shall not register as, or conduct its business or take any action which shall cause it or the Collateral to be required to be registered as, an investment company under the Investment Company Act; provided that the parties acknowledge that the Fund Investments and the Borrowings by the Borrower shall be subject to any restrictions imposed on the Equity Owner as a business development company under the Investment Company Act.

(p)        Limitations on Transactions with Affiliates and Other Funds. The Borrower shall not, directly or indirectly, without the prior written consent of the Administrative Agent and the Required Lenders: (i) make an investment in any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager, (ii) sell, lease or otherwise transfer any assets to any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager, (iii) purchase or acquire assets from any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager or (iv) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager (including Guarantees and assumptions of obligations of any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager); provided that the Borrower may, without the consent of the Required Lenders, conduct with Affiliates, the Manager, the Equity Owner or any Related Fund any of the transactions referred to in clauses (i), (ii), (iii) and (iv) above, so long as such transactions are conducted on terms no less favorable, taken as a whole, to the

Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

(q)        Purchases and Sales of Fund Investments. The Borrower shall not (i) purchase any investment other than Fund Investments or (ii) purchase or sell any Fund Investment other than in compliance with Applicable Law and the Collateral Transaction Procedures and only if (A) immediately following such transaction, no Default or Event of Default would occur or be continuing and (B) the Overcollateralization Test is satisfied; provided that this (q) shall not prohibit the Borrower from acquiring and holding an Excluded Investment that the Borrower receives in connection with the workout or restructuring of any Fund Investment; provided further that in no event may the Borrower acquire or hold in connection with such a workout or restructuring, without the prior written consent of the Administrative Agent and the Required Lenders, (x) any real property or (y) any Margin Stock, unless the Borrower delivers a completed and executed Federal Reserve Form U-1 to the Lenders simultaneously therewith.

(r)         Distributions. The Borrower shall not make any payments or distributions other than in accordance with (d) (Limitations on Dispositions of Collateral).

(s)        No Commingling of Borrower’s Assets with Affiliates. The Borrower shall not maintain funds or hold assets comprising Collateral in any account other than the Custodial Account, and the Custodial Account shall not contain any funds or assets owned by any Affiliate of the Borrower or any other third party so as to commingle the funds or assets of the Borrower with those of any such Affiliate or third party.

(t)         Not a Corporation for Tax Purposes. The Borrower shall take no action that would cause it to be treated as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b).

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.  Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 7.01.

(a)        Non-Payment of Obligations. The Borrower fails to make a payment of (i) principal when due (whether at stated maturity or by acceleration, mandatory prepayment or otherwise), (ii) interest, Setup Fee or Commitment Fee within three (3) Business Days of when due or (iii) any other Obligation when due and such failure is not cured within one (1) Business Day of the Administrative Agent notifying the Borrower of such default.

(b)        Overcollateralization Default Event. An Overcollateralization Default Event occurs and such event is not cured (i) if notice of such event is received (or deemed to be received) by the Borrower on or before 11:00 a.m. (New York time) on any day that the Fedwire Funds Service (the “Fedwire”) is open, then by the close of the Fedwire on such day or (ii) if notice of such event is received (or deemed to be received) by the Borrower after 11:00 a.m. (New York time) on any day that the Fedwire is open, then by 12:00 p.m. (New York time) on the next succeeding day that the Fedwire is open.  For the avoidance of doubt, if and for so long as an Overcollateralization Default Event is no longer continuing, then this Event of Default shall also be deemed to be no longer continuing.

(c)        Certain Covenant Defaults. The Borrower shall fail to comply with its obligations under (i) Section 6.01(a) (Overcollateralization Test Calculation; Collateral Reports) and such failure is not cured within one (1) Business Day, (ii) Section 6.01(b)(v)(A) (Information, etc.) and such failure is not cured within three (3) Business Days following receipt (or deemed receipt) by the Borrower of notice of such failure, (iii) Section 6.01(b)(v)(B) or Section 6.01(b)(vi) (Information, etc.) and such failure is not cured within one (1) Business Day following receipt (or deemed receipt) by the Borrower of notice of such failure, (iv) Section 6.01(f) (Notice of Default, Litigation, etc.) or Section 6.01(o) (Plan Collateral) and such failure is not cured within two (2) Business Days or (v) Section 6.02 (Negative Covenants) or Section 6.01(t) (Required Reserves on Certain Fund Investments) (which failures shall, for the avoidance of doubt, not contain any cure period).

(d)        Breach of Representation or Warranty. Any representation or warranty of the Borrower hereunder or of the Borrower in any other Credit Document or in any certificate delivered pursuant hereto or thereto is or shall be incorrect in any material respect when made or deemed made.

(e)        Non Performance of Other Obligations. The Borrower shall default in the due performance and observance of any covenant (including any covenant of payment), obligation, warranty or other agreement contained herein or in any other Credit Document executed by it, and, if such default does not otherwise constitute an Event of Default under this Article 7, such default is not cured within thirty (30) days of the earlier of (i) notice thereof having been given to the Borrower by the Administrative Agent and (ii) the first date on which an Authorized Representative of the Borrower or a Responsible Officer knew (or with reasonable inquiry should have known) of such default.

(f)         Excluded Investments. The Borrower (i) purchases an Excluded Investment enumerated in clauses (viii), (ix) or (x) of the definition of Excluded Investments and fails to dispose of such Excluded Investment within five (5) Business Days (A) after obtaining knowledge thereof or (B) earlier, if using reasonable inquiry, would have obtained such knowledge or (ii) purchases an Excluded Investment enumerated in clauses (i), (xiii), (xiv), (xx), (xxii) or (xxv)

of the definition of Excluded Investments; provided that subject to the limitations set forth in Section 6.02(q) (Purchases and Sales of Fund Investments), this (f) shall not prohibit, and it shall not be an Event of Default as a result of, the Borrower acquiring and holding any Excluded Investment that the Borrower receives in connection with the workout or restructuring of any Fund Investment.

(g)        Illegality. It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under the Credit Documents, except for obligations that the Administrative Agent has determined not to be material.

(h)        Judgments. Any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Borrower, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of fifteen (15) days after the date on which the right to appeal has expired.

(i)         Bankruptcy, Insolvency, etc. The Borrower shall:

(i)            become insolvent or generally fail to pay, or admit in writing its inability to pay, Debts as they become due;

(ii)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;

(iii)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;

(iv)          permit or suffer to exist the commencement of any bankruptcy, reorganization, Debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for thirty (30) days undismissed; or

(v)           take any action authorizing, or in furtherance of, any of the foregoing.

(j)         Failure of Valid, Perfected, First-Priority Lien. Any Lien granted on any Collateral shall, at any time after delivery of the respective Collateral Documents, cease to be fully valid and perfected as a first-priority Lien except for Permitted Liens.

(k)        Investment Company Act. The Borrower or its assets shall at any time become required to be registered as an “investment company” under the Investment Company Act.

(l)         Dissolution or Termination of the Borrower. The Borrower shall be dissolved or terminated and not reconstituted substantially simultaneously therewith (and in no event later than the same day) in accordance with the LLC Agreement.

(m)       Manager and Equity Owner Events.

(i)            The Manager is removed, replaced, terminated or resigns pursuant to the Management Agreement (including as a result of the Borrower’s termination of the Management Agreement) or FS Energy otherwise ceases to act as investment manager to the Borrower for any reason;

(ii)           An event specified in Section 7.01(i) (Bankruptcy, Insolvency, etc.) occurs with respect to the Manager or the Equity Owner; or

(iii)          The Manager or the Equity Owner defaults in any material respect in its obligations under any agreements, contracts or financial instruments with (A) DBNY or its Affiliates or (B) any other Lender or their respective Affiliates or any other person; provided that solely for purposes of this clause (B), the aggregate principal amount of the agreements, contracts or financial obligations relating to such defaulted obligations (individually or collectively) is not less than the lesser of (x) 3% of the Net Asset Value of the Manager or the Equity Owner (as the case may be) and (y) $5,000,000.

(n)        Net Asset Value. The Net Asset Value of the Manager at any time after the NAV Trigger Date declines below the Net Asset Value Floor.

(o)        Anti-Terrorism and Anti-Money Laundering Events. The occurrence of any event specified in Section 6.01(q) (Notification; Quarantine Steps) with respect to the Equity Owner.

(p)        Regulatory Events. A Regulatory Event has occurred.

Section 7.02.  Action if Bankruptcy. If any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) shall occur with respect to the

Borrower, then the principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, and the Commitment shall be automatically terminated, without further notice, demand or presentment, all of which are expressly waived by the Borrower.

Section 7.03.  Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.)) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by notice or demand to the Borrower, in addition to any other remedies available to the Administrative Agent and the Lenders, including the remedies set forth in the Security Agreement, take any of the following actions: (a) declare a Commitment Termination Event, (b) declare the outstanding principal amount of all outstanding Loans and all other Obligations to be due and payable and terminate the Commitment, whereupon the full unpaid amount of all Loans and any and all other Obligations shall be and become immediately due and payable, without further notice, demand, or presentment, all of which are expressly waived by the Borrower, in either case by delivery of a Commitment Termination Notice substantially in the form of Exhibit L or (c) elect to cease making additional Loans to the Borrower hereunder (without otherwise terminating the Commitment), by delivery of a Loan Cessation Notice substantially in the form of Exhibit M.

Section 7.04.  Additional Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default hereunder (for the avoidance of doubt, upon commencement by the Administrative Agent on behalf of itself and the Lenders of any of the remedies set forth in this Agreement or in any of the other Credit Documents or upon notice by the Administrative Agent to the Borrower or the Manager that it intends to promptly commence the exercise of any such remedies, such Event of Default shall be deemed to be continuing, and may not be cured or curable by any subsequent actions or events), the Administrative Agent and the Lenders (a) shall have, in addition to the rights set forth herein, the rights and remedies afforded in the Collateral Documents, under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and (b) may, pursuant to the Collateral Documents and the Management Agreement, terminate (or cause to be terminated) the Management Agreement and replace (or cause to be replaced) the Manager with an institution selected by the Administrative Agent in its sole and absolute discretion (which may be Deutsche Bank) legally qualified, permitted under Applicable Law and with the capacity to assume the responsibilities, duties and obligations of the Manager under the Credit Documents and the Management Agreement. The Borrower shall remain liable to the Administrative Agent and the Lenders for any deficiency following any such sale of Collateral.

Section 7.05.  Notice of Default. If a Default or an Event of Default occurs, the Borrower shall provide to the Administrative Agent and the Lenders written notice (or telephonic notice promptly confirmed in writing) of such Default or Event of Default promptly (and, in any event, within two (2) Business Days) after the Borrower becomes aware of such Default or Event of Default.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01.  Appointment.  Each of the Lenders hereby irrevocably appoint DBNY to act on its behalf as the Administrative Agent as specified herein and in the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to take such action on their behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates. Except with respect to Section 8.08, the provisions on this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 8.02.  Nature of Duties.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and the duties of the Administrative Agent shall be mechanical and administrative in nature;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; and

(c)        shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.13 (Amendment or Waiver) and Section 7.03 (Action if Other Event of Default)) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

Section 8.03.  Lack of Reliance on the Administrative Agent.  Independently and without reliance on the Administrative Agent, each Lender, to the extent it has deemed appropriate, has made and shall continue to make (i) its own independent investigations of the financial condition and affairs of the Borrower in connection with the making and the continuance of any Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect thereto, whether coming into its possession before the making of any Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the satisfaction of any of the conditions precedent set forth in Article 4 (CONDITIONS TO CREDIT EXTENSIONS) or the financial condition of the Borrower or the existence or possible existence of any Default.

Section 8.04.  Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur any liability to any Person by reason of so refraining.  Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders as is required pursuant to this Agreement.

Section 8.05.  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06.  Indemnification.  To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders shall reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s bad faith, fraud, willful misconduct or gross negligence.

Section 8.07.  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent in its individual capacity shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not the Administrative Agent hereunder; and the terms “Lenders” and “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent in its individual capacity and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate or Subsidiary thereof as if such Person were not the Administrative Agent hereunder, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 8.08.  Resignation by the Administrative Agent.  (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving sixty (60) days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to Sections 8.08(b) and (c) (Resignation by the Administrative Agent) below or as otherwise provided below.

(b)        Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company and, unless an Event of Default is then in existence, shall be reasonably acceptable to the Borrower.

(c)        If a successor Administrative Agent shall not have been so appointed within such sixty (60) day period, the Administrative Agent, with (unless an Event of Default is then in existence) the consent of the Borrower (which consent shall not be unreasonably withheld), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)        If no successor Administrative Agent has been appointed pursuant to Section 8.08(b) or (c) (Resignation by the Administrative Agent) above by the seventy-fifth (75th) day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Payment of Expenses, etc. The Borrower agrees to: (a) pay all actual and reasonable out-of-pocket costs and expenses (i) of the Administrative Agent and its Affiliates in connection with the syndication of the Commitments or Loans, negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and (ii) of the Administrative Agent and any Lender in connection with any Event of Default or with the enforcement of the Credit Documents and the documents and instruments referred to therein (including the reasonable fees and disbursements of (x) one (1) counsel for the Administrative Agent (which counsel shall be selected by the Administrative Agent) and (y) one (1) counsel for the Lenders), (b) pay and hold any Lender and the Administrative Agent harmless from and against any and all actual present and future stamp and other similar taxes with respect to the foregoing matters and hold such Lender and the Administrative Agent harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes and (c) indemnify the Administrative Agent and each Lender and their respective officers, directors, employees, representatives and agents (each such Person an “Indemnitee”) from and hold each Indemnitee harmless against any and all losses, liabilities, claims, damages or expenses incurred by any Indemnitee as a result of, or arising out of, or in any way related to, or by reason of, (i) any breach of a representation, warranty or covenant contained herein or in any Credit Document, (ii) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into or performance of any Credit Document, the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred directly by reason of the gross negligence, fraud, bad faith or willful misconduct of any Indemnitee or (iii) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any real property owned or at any time operated by the Borrower, the generation, storage, transportation or disposal of Hazardous Materials at any location whether or not owned or operated by the Borrower, the noncompliance of any real property owned or at any time operated by the Borrower with Federal, state and local Laws (including applicable permits hereunder) applicable to any such real property, or any Environmental Claim asserted against the Borrower, or any such real property, including, in each case, the reasonable disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding but excluding in all cases any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, fraud, bad faith or willful misconduct of the Indemnitee. To the extent that the undertaking to indemnify, pay or hold harmless the Indemnitee set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law.

Section 9.02.  Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, if an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Debt at any time held or owing by such Lender (including by branches and agencies of the Lenders wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not effect the validity of such set-off and application.

Section 9.03.  Notices.

(a)        Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including e-mail or telecopier communication) and e-mailed, mailed, telecopied or delivered, if to the Borrower, the Administrative Agent or any Lender, at its address specified on Schedule 2 or, at such other address as shall be designated by any party in a written notice to the other parties hereto. Any notice or communication provided for hereunder shall be deemed to have been given or made (i) as of the date so delivered, if delivered personally or by overnight courier; (ii) on the date a transmission report confirming transmission is generated by the sender’s telecopy machine, if telecopied; (iii) on the date sent, if e-mailed, so long as the sender does not receive a bounce-back message within a reasonable time after delivery; and (iv) five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

(b)        In addition to the provisions of clause (a) above, the Administrative Agent shall be deemed to have notified the Borrower of the occurrence of a default, Default or Event of Default (or any similar or related event or condition), when required to do so by the terms of this Agreement or any other Credit Document, when the Administrative Agent:

(i)            calls by telephone any one of the designated persons listed below at the number set forth opposite such person’s name; provided that if after placing a telephone call to each of the designated persons listed below, the Administrative Agent is unable to reach any of such persons (through no fault of the Administrative Agent, i.e., whether because the Administrative Agent’s calls are unanswered, it receives a “busy” signal for the call and/or each of the persons called is not available to answer the call at the time the Administrative Agent calls), the Administrative Agent shall be deemed to have provided the Borrower with telephone notice; and

(ii)           in addition to such telephone notice, sends an email notice with a subject line specifying “Default Notice from Deutsche Bank” to each of the email addresses listed below (whether or not such emails are actually received by any of such persons):

Name	Telephone Number	Email Address
Gerald F. Stahlecker	(215) 495-1169	jerry.stahlecker@franklinsquare.com
Michael C. Forman	(215) 495-1160	michael.forman@franklinsquare.com
Ryan D. Conley	(215) 495-1174	ryan.conley@franklinsquare.com
Ken Miller	(215) 495-1164	ken.miller@franklinsquare.com

Bill Goebel	(215) 220-4247	bill.goebel@franklinsquare.com
Isabelle Pradel	(212) 503-2149	isabelle.pradel@gsocap.com
Angelina Perkovic	(212) 503-2146	angelina.perkovic@gsocap.com
Marisa Beeney	(212) 503-2167	marisa.beeney@gsocap.com
Andrew Jordan	(212) 503-2118	andrew.jordan@gsocap.com

For the avoidance of doubt, the inclusion of employees of GSO in this (b) shall not be construed as GSO becoming a party to this Agreement or assuming any rights or obligations of the Borrower under this Agreement or any other Credit Document.

(c)        Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from the Borrower or the Manager (including an Authorized Representative or Responsible Officer thereof). In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice absent manifest error.

Section 9.04.  Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto to the extent permitted under this Section 9.04; provided that except as provided in Section 6.02(f) (Merger, Consolidation; Successor Entity Substituted), the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.

Section 9.05.  Participations and Assignments.

(a)        Participations. Any Lender may at any time grant participations in any of its rights hereunder or under the Notes without the consent of the Borrower or any other Person to one or more commercial banks, insurance companies, funds or other financial institutions; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Section 3.04(a) (Interest Rules and Calculations) to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and provided, further, that such Lender shall not transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Documents except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or any Note in which such participant is participating or waive any mandatory prepayment thereof, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a change in the terms of the Commitment), (ii) release all or substantially all of the Collateral (in each case except as expressly provided in the Credit Documents) or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except as provided in Section 6.02(f) (Merger, Consolidation, Successor Entity Substituted); and provided, further, that each participation shall be subject to the related participant providing a representation and warranty to such Lender from which it is acquiring its participation that it is a Qualified Purchaser. The Administrative Agent on behalf of the applicable Lender shall promptly notify the Borrower of any participation granted pursuant to this (a) and the identity of the participant(s).

(b)        Assignments. Any Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent, assign all or a portion of its rights and obligations under this Agreement (including, such Lender’s Commitment (or any portion or element thereof), the Loans, the Notes and other Obligations) to one or more commercial banks, insurance companies, funds or other financial institutions with the Required Ratings; provided that the consent of the Borrower and the Administrative Agent for any assignment shall not be required if (i) (A) a Default or an Event of Default is continuing or (B) an Event of Default has occurred within the 60-day period preceding such assignment (even if such Event of Default is no longer continuing), (ii) such assignment is (A) to an Affiliate of such Lender or (B) to another Person who at the time of such assignment already is a party to this Agreement as a Lender or (iii) such assignment is made to an Approved Selling Institution (it being agreed that the Borrower shall have review and approval rights over the documents relating to such assignment). No assignment pursuant to the immediately preceding sentence to an institution other than another Lender shall be in an aggregate amount less than (unless the entire Commitment and outstanding Loans of the assigning Lender is so assigned) $5,000,000. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such Lender shall thereafter refer to said Lender and to its respective assignee to the extent of their respective interests and such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this (b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (an “Assignment Agreement”), which Assignment Agreement shall be substantially in the form of Exhibit C (appropriately completed). At the time of any assignment pursuant to this (b), this Agreement shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and the Borrower shall if requested in writing by the assignee or assigning Lender issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 3.02 (Note). To the extent of any assignment pursuant to this (b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment. In connection with any such assignment, the applicable Lender, the Administrative Agent and the Borrower agree to execute such documents (including amendments to this Agreement and the other Credit Documents) as shall be reasonably necessary to effect the foregoing. Nothing in this Agreement shall prevent or prohibit any Lender from pledging the Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

Section 9.06.  Replacement of Lenders.  If any Lender, other than an Original Lender, seeks payment of additional amounts from the Borrower under Section 3.04(b) (Increased Costs, Illegality, etc.) or if the Borrower is required to pay any additional amount to any Lender other than an Original Lender or any Governmental Authority for the account of any Lender other than an Original Lender pursuant to Section 3.06 (Net Payments; Taxes), or if any Lender other than an Original Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and with the written consent of the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05 (Participations and Assignments)), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that:

(a)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including Section 3.04(c) (Compensation)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;

(b)        in the case of any such assignment resulting from a claim for compensation under Section 3.04(b) (Increased Costs, Illegality, etc.) or payments required to be made pursuant to Section 3.06 (Net Payments; Taxes), such assignment will result in a reduction in such compensation or payments thereafter; and

(c)        such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.07.  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

Section 9.08.  Calculations; Computations.

(a)        The financial statements to be furnished to the Administrative Agent to in turn furnish said statements to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.

(b)        All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 9.09.  Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)        THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES

ANY CLAIM THAT ANY SUCH COURT LACKS JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER IT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY HAND DELIVERY, AT ITS ADDRESS FOR NOTICES PURSUANT TO Section 9.03 (NOTICES). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN Section 9.09(a) (GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.10.  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.11.  Effectiveness. This Agreement shall become effective on the date hereof when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 9.12.  Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.13.  Amendment or Waiver. This Agreement and any other Credit Document and any terms hereof or thereof may be changed, waived, discharged or terminated if such change, waiver, discharge or termination is in writing signed by the Borrower, the Administrative Agent and the Required Lenders (or other applicable party thereto as the case may be), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such change, waiver, discharge or termination shall:

(a)        waive any condition set forth in Section 4.01 (other than Section 4.01(l)) without the written consent of each Lender;

(b)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated in accordance with this Agreement) without the written consent of the Required Lenders and such Lender;

(c)        postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d)        reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the amount of additional interest to be added for any overdue payment pursuant to Section 3.04(a)(ii) above what it would have been on amounts not so overdue pursuant to Section 3.04(a)(i) or to waive any obligation of any Borrower to pay interest at such default rate to the extent it exceeds the interest payable at the non-default rate;

(e)        change Section 3.03 in a manner that would alter the order of application of principal payments required thereby without the written consent of each Lender directly affected thereby;

(f)         change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to change, waive, discharge or terminate or otherwise modify any rights hereunder or make and determination or grant any consent hereunder, without the written consent of each Lender;

(g)        release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with substitutions contemplated by the Agreement or any other Credit Document) without the written consent of each Lender;

(h)        amend any provision or defined term in the Collateral Valuation Schedule without the consent of the Lenders having more than 50% of the Commitment (or, if the Commitments have been terminated pursuant to Section 7.02, Section 7.03 or otherwise, Lenders having more than 50% of the then outstanding Loans); and

provided further, that no amendment, waiver, consent, discharge or termination or other modification hereunder shall, unless agreed to in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any change, waiver, discharge or termination hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (and such disqualification shall not apply to any Lender acting in a capacity other than as Lender);

provided further, that, in the event of any amendment to increase the Aggregate Commitment the Administrative Agent shall first give DBNY the opportunity to determine whether to increase its Commitment and if so, the amount of such increase (up to the full amount of the increase in the Aggregate Commitment).

Section 9.14.  Survival. All indemnities set forth herein including in Section 3.04(a) (Interest Rules and Calculations), Section 3.04(c) (Compensation), Section 3.06 (Net Payments; Taxes), Section 8.06 (Indemnification Payments) and Section 9.01 (Payment of Expenses, etc.) shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Loans.

Section 9.15.  Domicile of Loans. Subject to the limitations of Section 9.04 (Benefit of Agreement), any Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or Affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 3.04(a) (Interest Rules and Calculations) and Section 3.06 (Net Payments; Taxes) resulting from any such transfer (other than a transfer pursuant to Section 3.04(d) (Change of Lending Office; Limitation on Indemnities)) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 9.16.  Confidentiality.

(a)        Subject to Section 9.04 (Benefit of Agreement) and paragraph (a) below, the Lenders and the Administrative Agent shall hold all non-public information obtained pursuant to the requirements of, or otherwise in connection with, this Agreement, in accordance with their customary policies and procedures for handling confidential information of this nature and in any event may make disclosures (i) to employees, officers, directors and agents of Deutsche Bank who need to review and monitor its relationship with the Borrower, the Manager or the Equity Owner and (ii) reasonably required by any bona fide actual or potential transferee or participant in connection with the contemplated transfer of any Loans or participation therein or an Affiliate of any Lender or the Administrative Agent (including its or their attorneys, legal advisors, accountants and consultants) (so long as such transferee, participant or Affiliate, agrees to be bound by the provisions of this Section 9.16) or as required or requested by any governmental agency, central bank, regulatory authority with jurisdiction over any Lender, pursuant to legal process or as otherwise required by Law; provided that unless specifically prohibited by Applicable Law, such Lender shall, if practicable, notify the Borrower and the Administrative Agent promptly upon receipt thereof of any request by any governmental agency, central bank, regulatory authority with jurisdiction over such Lender, or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender or other routine examination or audit of such Lender’s books and records by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender or any of its Affiliates be obligated or required to return any materials furnished by the Borrower. A Person that ceases to be a Lender shall continue to abide by the provisions of this Section 9.16 for the duration of this Agreement.

(b)        It is expressly understood by the Administrative Agent and the Lenders that the information provided hereunder identifying the Fund Investments, the Market Value Prices and Market Values, is intended solely for use in connection with this Agreement. Each Lender agrees that it shall not use any such information for trading purposes or furnish such information to trading personnel (other than members of Deutsche Bank’s senior management for the purpose of reviewing and monitoring the Commitment) or any other Person unless such information is necessary for such Person to perform a function that is not inconsistent with the purpose of this Agreement, and in each case for any purpose which is inconsistent with the foregoing restrictions or this Agreement.

Section 9.17.  Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.17 (Register), to maintain a register (the “Register”) on which it shall record the Commitments from time to time of the Lenders, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of the Lenders.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to each Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 9.04 (Benefit of Agreement). Coincident with the delivery of such an Assignment Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender its Notes and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Upon the written request of the Borrower, the Administrative Agent shall at the expense of the Borrower make the Register or a photocopy thereof available to the Borrower.

Section 9.18.  Lender Affiliate Securities. The Administrative Agent may from time to time give notice to the Borrower listing by name each person who is an affiliate of a Lender for purposes of Section 23A.

Section 9.19.  Marshalling; Recapture. The Administrative Agent and the Lenders shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent the Administrative Agent on behalf of any Lender or any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or Federal Law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to the Lenders as of the date such initial payment, reduction or satisfaction occurred.

Section 9.20.  No Petition. Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Obligations, no party hereto shall institute against the Borrower any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings. This provision shall survive the termination of this Agreement.

Section 9.21.  Acknowledgment. The parties hereto hereby acknowledge that none of the parties hereto has any fiduciary relationship with or fiduciary duty to any the other party pursuant to the terms of this Agreement, and the relationship between the Lenders and the Administrative Agent on the one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor.

Section 9.22.  Severability. If any provision of any Credit Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Credit Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or signatories thereunto duly authorized as of the day and year first above written.

FSEP TERM FUNDING, LLC, as Borrower

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	EVP

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Frank Nelson
	Name:	Frank Nelson
	Title:	Managing Director

By:	/s/ David Dirvin
	Name:	David Dirvin
	Title:	Managing Director

 [Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Frank Nelson
	Name:	Frank Nelson
	Title:	Managing Director

By:	/s/ David Dirvin
	Name:	David Dirvin
	Title:	Managing Director

The Commitment of Deutsche Bank AG, New York Branch, as Lender is as follows:

Amount of Commitment	Percentage
$50,000,000	100%

[Signature Page to Amended and Restated Credit Agreement]

ANNEX I

DEFINITIONS

Any defined terms used in this Agreement shall have the respective meanings set forth herein.

“Accreting Security” means, as of any date of determination, any Fund Investment that by its terms accretes in value at a stated rate of accretion, which stated rate shall be greater than the amount of cash interest paid on such Fund Investment.

“Administrative Agent” means, DBNY in its capacity as administrative agent under this Agreement or any successor administrative agent.

“Administrative Agent Fee” has the meaning set forth in Section 2.03(c) (Administrative Agent Fee).

“Administrative Agent’s Office” means, the office of the Administrative Agent located at 60 Wall Street, New York, New York, or, in each such case, such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“Administrative Expenses” means, for any Interest Period, expenses and other amounts due or accrued during such Interest Period and payable including the expenses and other amounts payable to (a) the Independent accountants, any administrators, agents (other than the Manager) and counsel of the Borrower for fees and expenses, including the expenses (including indemnities) payable to the Custodian under the Custodial Agreement; (b) the Manager, including reasonable expenses of the Manager, but excluding the Management Fees; and (iii) any other Person in respect of any other fees or expenses not prohibited under this Agreement and the documents delivered pursuant to or in connection with this Agreement; provided that (x) unless otherwise consented to in writing by the Administrative Agent, the aggregate Administrative Expenses in any calendar year shall not exceed $200,000 and (y) fees payable to the Custodian shall not be considered Administrative Expenses.

“Administrative Expense Sub-account” has the meaning set forth in Section 4.01(g)(ii) (Custodial Account and Fund Investments).

“Advance Amount” has the meaning set forth in the Collateral Valuation Schedule.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person. As used in this definition, the term “control” means the possession,

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directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (b) to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate List” means a list of persons who are affiliates of the Lenders for purposes of Section 23A, as the same may from time to time be delivered by the Administrative Agent to the Borrower in accordance with Section 9.18 (Lender Affiliate Securities) of this Agreement.

“Aggregate Commitments” means, the aggregate of the Commitments of each one of the Lenders.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Fund Investments, the sum of the Principal Balances of all or of such portion of the Fund Investments.

“Agreement” has the meaning set forth in the preamble.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.20(a)(i) (Compliance with Anti-Money Laundering Laws and Regulations).

“Anti-Terrorism Laws” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).

“Applicable Law” means with respect to any Person or matter any Law relating to such Person or matter and, where applicable, any interpretation thereof by any Person having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Applicable Margin” means 1.60% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 7.02 (Action if Bankruptcy) or Section 7.03 (Action if Other Event of Default) or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth on the signature page for such Lender or in the Assignment Agreement pursuant to which such Lender becomes a party hereto.

“Approved Industry” has the meaning set forth in the Collateral Valuation Schedule.

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“Approved Selling Institution” has the meaning set forth in the Collateral Valuation Schedule.

“Assignment Agreement” has the meaning set forth in Section 9.05(b) (Assignments).

“Authorized Representative” means, relative to the Borrower, the Manager and those of its and of the Manager’s partners, managers, members, officers, representatives and agents whose signatures and incumbency shall have been certified to the Lenders pursuant to Section 4.01(a)(i)(B) (Evidence of Authority), or such other representatives or agents as are thereafter certified in a similar manner from time to time.

“Bank Loans” has the meaning set forth in the Collateral Valuation Schedule.

“Base Rate” means, for any period, a per annum rate equal to the greater of: (a) the average daily Prime Lending Rate for each day during such period and (b) the average daily Federal Funds Effective Rate for each day during such period, plus 0.50%.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means the Loans made by the Lenders on any Business Day in accordance with Section 3.01 (Borrowing Procedure for Loans).

“Borrowing Request” means a Loan request and certificate duly executed by the Borrower or the Manager substantially in the form of Exhibit A.

“BSA” has the meaning set forth in Section 5.20(a)(i) (Compliance with Anti-Money Laundering Laws and Regulations).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or obligated by Law to close in New York City.

“Cash” has the meaning set forth in the Collateral Valuation Schedule.

“Cash Equivalents” has the meaning set forth in the Collateral Valuation Schedule.

“CDO” means the issuer or issuance, as applicable, of CDO Securities.

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“CDO Securities” has the meaning set forth in the Collateral Valuation Schedule.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Certificated Security” has the meaning set forth in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (or any provision thereof) (including the Basel Accords issued by the Basel Committee on Banking Supervision), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (including the introduction of new accounting standards, laws or guidelines) by any Governmental Authority (including, without limitation, the Basel Committee on Banking Supervision and any applicable authority with respect to accounting standards) or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Clearing Corporation” means (a) Clearstream, (b) DTC, (c) Euroclear and (d) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means a Fund Investment that is a Financial Asset that is (a) in bearer form or (b) registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security, is held in the custody of such Clearing Corporation.

“Clearstream” means Clearstream Banking Luxembourg, S.A., a corporation organized under the Laws of the Grand Duchy of Luxembourg.

“Closing Date” means June 24, 2011.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplements thereto or substituted therefor.

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“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Custodial Agreement and any other agreement, instrument or document executed and delivered by or on behalf of the Borrower in connection with the foregoing or pursuant to which a Lien is granted in accordance with the terms of the Security Agreement as security for any of the Senior Lender Indebtedness.

“Collateral Report” has the meaning set forth in Section 6.01(a)(i) (Overcollateralization Test Calculation; Collateral Reports).

“Collateral Transaction Procedures” means Annex III, as amended or restated from time to time.

“Collateral Valuation Schedule” means Annex II, as amended or restated from time to time.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 (Commitment), in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth on the signature page for such Lender or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” means, for each day, the Unused Amount as of such day multiplied by a fraction, the numerator of which is 0.75% and the denominator of which is 360; provided that such Commitment Fee shall be waived for so long as the NAV Trigger Date has not occurred.

“Commitment Reduction Amount” means the amount by which the Maximum Commitment is being reduced pursuant to Section 2.02  (Voluntary Reductions or Termination of the Maximum Commitment).

“Commitment Termination Date” means the earliest of (a) the Scheduled Commitment Termination Date, (b) the effective date of the Borrower’s written notice to the Administrative Agent to reduce the Maximum Commitment to zero, as specified in Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) and (c) the date of occurrence of any Commitment Termination Event.

“Commitment Termination Event” means the earlier of (a) automatically and without notice or further action, the occurrence of any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) with respect to the Borrower and (b) the occurrence and continuation of any other Event of Default under this Agreement pursuant to which either a Commitment

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Termination Event has been expressly declared or a declaration of the Loan to be due and payable has been given, in each case pursuant to Section 7.03 (Action if other Event of Default).

“Contractual Obligation” means, relative to any Person, any provision of any security issued by such Person or of any material instrument, agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Document” means this Agreement, the Notes, the Collateral Documents, each Borrowing Request and any other agreement, instrument or document (including amendments from time to time to any of the foregoing) executed and delivered by or on behalf of the Borrower in connection with the foregoing.

“Custodial Account” means the “Accounts” as defined in the Custodial Agreement (including any sub-accounts thereof).

“Custodial Agreement” means the Custodial Agreement dated as of June     , 2011 among the Borrower, the Manager, DBNY and the Custodian, as such agreement may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

“Custodian” means DBTCA, acting in its capacity as “Custodian” under the Custodial Agreement and any successor thereto in such capacity.

“DBNY” has the meaning set forth in the preamble.

“DBTCA” means, Deutsche Bank Trust Company Americas.

“Debt” means, with respect to a Person at any date, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, PIK Securities or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person as lessee under capital leases; (e) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (f) all obligations of such Person under any Swap Transaction; (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and (h) all Debt of others Guaranteed by such Person.

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“Default” means, any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived in accordance with the provisions of this Agreement, become an Event of Default.

“Defaulting Lender” means, any Lender that (a) has failed to fund any portion of Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has been deemed insolvent or become, or the direct or indirect parent of such Lender becomes, the subject of a bankruptcy or insolvency proceeding or its direct or indirect (d) provides notice or makes a public statement that it does not intend to comply with its funding obligations.

“Delayed Drawdown Loan” has the meaning set forth in the Collateral Valuation Schedule.

“deliver”, “delivered” or “delivery” means the taking of the following steps:

(a)           in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security or an instrument referred to in clause (g) below), (i) causing the delivery of such Certificated Security or Instrument to the Securities Intermediary registered in the name of the Securities Intermediary or its affiliated nominee or endorsed, by an effective endorsement, to the Securities Intermediary or in blank, (ii) causing the Securities Intermediary to continuously identify on its books and records that such Certificated Security or Instrument is credited to the Custodial Account and (iii) causing the Securities Intermediary to maintain continuous possession of such Certificated Security or Instrument;

(b)           in the case of each Uncertificated Security (other than a Clearing Corporation Security), (i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Intermediary and (ii) causing the Securities Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to the Custodial Account;

(c)           in the case of each Clearing Corporation Security, causing (i) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Securities Intermediary at such Clearing Corporation and (ii) the Securities Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to the Custodial Account;

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(d)           in the case of each Government Security, causing (i) the continuous crediting of such Government Security to a securities account of the Securities Intermediary at any Federal Reserve Bank and (ii) the Securities Intermediary to continuously identify on its books and records that such Government Security is credited to the Custodial Account;

(e)           in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing the transfer of such Financial Asset to the Securities Intermediary in accordance with Applicable Law and causing the Securities Intermediary to continuously credit such Financial Asset to the Custodial Account;

(f)            in the case of each general intangible (including any Participation Interest that is not, or the debt underlying which is not, evidenced by an Instrument or Certificated Security) (i) notifying the Obligor thereunder of the Grant to the Administrative Agent (unless no Applicable Law requires such notice), (ii) causing a UCC financing statement naming the Borrower as debtor and the Administrative Agent, for its benefit and the benefit of the Lenders, as secured party and covering such asset to be filed (or remain effective, as the case may be) in the appropriate filing office and (iii) in the case of each Bank Loan, delivering to the Custodian a pre-signed assignment agreement or other instrument of transfer executed in blank, together with all supporting documentation with respect thereto;

(g)           in the case of a Participation Interest as to which the underlying debt is represented by an Instrument, obtaining the acknowledgment of the Person in possession of such Instrument (which may not be the Borrower) that it holds the Borrower’s interest in such Instrument on behalf of and for the benefit of the Administrative Agent; and

(h)           any such other manner of delivery acceptable to the Administrative Agent in its sole and absolute discretion and, if so requested by the Administrative Agent, accompanied by an opinion of counsel reasonably satisfactory to the Administrative Agent specifying that any such other manner of delivery will result in a valid, perfected security interest in favor of the Administrative Agent in such asset).

“Designated Person” has the meaning set forth in Section 5.19(b) (Compliance with Anti-Terrorism Laws and Regulations).

“Determination Date” means the seventh (7th) Business Day immediately preceding each Payment Date.

“Deutsche Bank” means Deutsche Bank, AG (including any branch thereof), together with all of its current and future Affiliates and Subsidiaries.

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“DIP Fund Investment” means a loan acquired directly by way of assignment made to a debtor-in-possession as described in Section 1107 of the U.S. Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the U.S. Bankruptcy Code) (a “Debtor”) organized under the Laws of the United States or any state therein, the terms of which have been approved by an order of a court of competent jurisdiction, which order provides that (a) such DIP Fund Investment is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to 364(c)(2) of the U.S. Bankruptcy Code, (b) such DIP Fund Investment is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the U.S. Bankruptcy Code, (c) such DIP Fund Investment is secured by junior liens on the Debtor’s encumbered assets (so long as such DIP Fund Investment is fully secured based upon a current valuation or appraisal report), or (d) if the DIP Fund Investment or any portion thereof is unsecured, the repayment of such DIP Fund Investment retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code; provided that in the case of the acquisition of any DIP Fund Investment, the Borrower and the Manager do not have actual knowledge that the order set forth above is subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure).

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“Domicile” means, with respect to the Obligor of any Fund Investment, either (a) its country of organization or (b) if it is organized in Bermuda, the Cayman Islands, the British Virgin Islands or Luxembourg, the country in which the most substantial portion of its operations are located or from which the most substantial portion of its revenue is derived, in each case directly or through subsidiaries.

“DTC” means The Depository Trust Company, its nominees, and their respective successors.

“Eligible Investments” has the meaning set forth in the Collateral Valuation Schedule.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, administrative investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party

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seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, Law, rule of common law or written and binding policy or guide, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.

“Equity Owner” means FS Energy, in its capacity as sole equity member of the Borrower, and its successors and permitted assigns.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414 of the Code.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system and any successor or successors thereto.

“Event of Default” has the meaning set forth in Section 7.01 (Events of Default).

“Excluded Security” means any security or debt obligation which at the time of acquisition, receipt, conversion or exchange does not satisfy the requirements of a Fund Investment and is not an Eligible Investment.

“Excluded Investments” has the meaning set forth in the Collateral Valuation Schedule.

“Excluded Taxes” has the meaning set forth in Section 3.06 (Net Payments; Taxes).

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“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the FRB, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions (rounded up, if necessary, to the nearest 1/8 of 1%) received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fedwire” has the meaning set forth in Section 7.01(b) (Overcollateralization Default Event).

“Financial Asset” has the meaning set forth in Section 8-102(a)(9) of the UCC.

“Fixed Rate Fund Investment” means each Fund Investment held by the Borrower that accrues interest at a fixed rate of interest.

“Floating Rate Fund Investment” means each Fund Investment held by the Borrower that is not a Fixed Rate Fund Investment.

“FRB” means the Federal Reserve Bank of New York.

“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.

“FS Advisor” means FS Investment Advisor, LLC, a Delaware limited liability company.

“FS Energy” means FS Energy and Power Fund, a Delaware statutory trust.

“Fully Pre-funded Revolving Loan” has the meaning set forth in the Collateral Valuation Schedule.

“Fund Investments” has the meaning set forth in the Collateral Valuation Schedule.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, as applied from time to time by the Borrower.

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grant” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Fund Investments or any other Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“GSO” means GSO Capital Partners L.P.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contained electric fluid containing levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance,

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exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Incur,” “Incurred” and “Incurrence” have the meaning set forth in Section 6.02(b) (Limitations on Debt) of this Agreement.

“Indemnifiable Taxes” has the meaning set forth in Section 3.06 (Net Payments; Taxes).

“Indemnitee” has the meaning set forth in Section 9.01(b) (Payment of Expenses, etc.)

“Independent” means, as to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (b) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

“Initial Loan” has the meaning set forth in Section 4.01 (Initial Loan).

“Instrument” has the meaning set forth in Section 9-102(a)(47) of the UCC.

“Interest Period” means, with respect to each Loan, the period from and including the date of the Borrowing of such Loan to but excluding the Determination Date immediately following the date of such Borrowing and each succeeding period from and including a Determination Date to but excluding the immediately following Determination Date.

“Interest Reset Date” means the seventh (7th) Business Day prior to the 20th day of each calendar month, commencing on April 9, 2010.

“Interest Reset Period” means, with respect to each Loan, the period from and including the date of the Borrowing of such Loan to but excluding the Interest Reset Date immediately following the date of such Borrowing and each succeeding period from and including an Interest Reset Date to but excluding the immediately following Interest Reset Date.

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“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key Person” means each of Bennett J. Goodman, Doug Ostrover and Tripp Smith.

“Key Person Event” means, on any date, at least two of the three Key Persons are no longer directors, principals, officers or investment managers of GSO.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative rules, regulations, orders, directed duties, requests, licenses, authorizations, restrictions and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the preamble.

“Lender Affiliate Security” means any security issued by a Person who is (a) an affiliate of a Lender for purposes of Section 23A, and (b) listed in the most recent Affiliate List provided by the Administrative Agent to the Borrower.

“LIBOR” means as of any date of determination, the interpolated offered quotation to first-class banks in the New York interbank Eurodollar market for Dollar deposits as of such date, as set forth on Bloomberg screen “LR”.

“LIBID” means as of any date of determination, the interpolated bid quotation by first-class banks in the New York interbank Eurodollar market for Dollar deposits as of such date, as set forth on Bloomberg screen “LR”.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, sale subject to a repurchase obligation or other title retention agreement relating to such asset).

“Lists” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).

“LLC Agreement” means the Limited Liability Company Agreement of FSEP Term Funding, LLC dated as of June 24, 2011, among FS Energy, as sole equity member, and Orlando Figueroa and Benjamin B. Abedine, as independent

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managers, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof and Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.).

“Loans” has the meaning set forth in Section 2.01 (Commitment).

“Make Whole Fee” means with respect to any reduction in the Maximum Commitment, the product of (a) the sum of (i) 0.25% multiplied by the lesser of (A) the Unused Commitment Amount and (B) the Commitment Reduction Amount and (ii) 0.75% multiplied by the greater of (A) the Commitment Reduction Amount less the Unused Commitment Amount and (B) zero and (b) the number of days remaining until the Scheduled Commitment Termination Date, divided by (c) 360, less (d) any Make Whole Fee Rebate; provided that in no event shall the Make Whole Fee be less than zero.

“Make Whole Fee Rebate” means (a) if the Borrower exercises its right to reduce or terminate the Commitment (on whole or in part) in order to enter into a CDO transaction with the Global Markets Structuring Group of Deutsche Bank whereby (some or all of) the Fund Investments are sold or transferred to such CDO (as confirmed in writing by the Global Markets Structuring Group of Deutsche Bank), the product of (i) the principal amount of the Collateral sold or transferred by the Borrower to such CDO (excluding the amount of any “equity” tranche thereof) and (ii) 0.25%, and (b) otherwise, zero.

“Management Agreement” means the Investment Management Agreement dated as of June 24, 2011, between the Borrower and the Manager relating to the management of the investment portfolio of the Borrower, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof and Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.).

“Management Fees” means all amounts payable by the Borrower to the Manager as management fees pursuant to the Management Agreement.

“Manager” means FS Energy, in its capacity as Manager under the Management Agreement, unless and until a replacement manager shall have become manager pursuant to the Management Agreement, Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.) or Section 7.04 (Additional Rights Upon Event of Default), and thereafter “Manager” shall mean such replacement manager.

“Margin Stock” means “margin stock” as defined in Regulations T and U of the FRS Board, as amended from time to time.

Annex I-15

“Market Value” has the meaning set forth in the Collateral Valuation Schedule.

“Market Value Price” has the meaning set forth in the Collateral Valuation Schedule.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on:

(a)           the financial condition or operations of the Borrower taken as a whole;

(b)           the ability of the Borrower to timely and fully perform any of its payment or other material obligations under this Agreement or any other Credit Document to which it is a party; or

(c)           the perfected security interest of the Administrative Agent in the Collateral.

“Maturity Date” shall mean the date that is the Scheduled Commitment Termination Date or, if such date is not a Business Day, the next preceding Business Day.

“Maximum Advance Amount” means, at any date of determination, the maximum Advance Amount for which the Overcollateralization Test is satisfied as of such date.

“Maximum Borrowed Amount” means, as of any date of determination, the maximum principal amount of Loans outstanding at any time on or prior to such date.

“Maximum Commitment” means, (a) at any date of determination prior to the Commitment Termination Date, the lesser of (x) $50,000,000 or (y) such lesser amount remaining following any reduction of the Maximum Commitment in accordance with Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) or Section 2.04 (Commitment Reduction and Termination) and (b) on and after the Commitment Termination Date, zero.

“Maximum Unfunded Amount” has the meaning set forth in the Collateral Valuation Schedule.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

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“NAV Trigger Date” means the first day after the date of this Agreement when the Net Asset Value of the Manager is at least $25,000,000.

“Net Asset Value” means, with respect to a party as of any date of determination, all assets of such party less all liabilities of such party as of such date, in each case as would generally be classified as such in accordance with GAAP for balance sheet purposes.

“Net Asset Value Floor” means the sum of (i) $25,000,000 and (ii) 50% of any equity capital raised by the Manager in excess of $25,000,000 after the date of this Agreement.

“Non-U.S. Lender” has the meaning set forth in Section 3.06 (Net Payments; Taxes).

“Notes” has the meaning set forth in Section 3.02 (Notes).

“Number of Pricing Sources” has the meaning set forth in the Collateral Valuation Schedule.

“Obligations” means all obligations and liabilities of the Borrower to the Administrative Agent or any Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement or any other Credit Document.

“Obligor” means, for any Fund Investment, the borrower thereunder or the issuer thereof.

“OFAC” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).

“Organic Documents” of any Person means its trust agreement or declaration of trust, certificate of formation, limited liability company agreement, memorandum and articles of association, charter and by-laws, partnership agreement or similar constitutive documents and includes all agreements, voting trusts and similar arrangements with or among the holders of such Person’s capital stock or other equity.

“Original Lender” means Deutsche Bank AG, New York Branch and any of its Affiliates.

“Outstanding Facility Size” has the meaning set forth in the Collateral Valuation Schedule.

Annex I-17

“Overcollateralization Default Event” means, at any time, the failure to satisfy the Overcollateralization Test, as determined by the Administrative Agent.

“Overcollateralization Test” has the meaning set forth in the Collateral Valuation Schedule.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participation Interest” means a participation interest in a loan that at the time of acquisition is represented by a contractual obligation of Deutsche Bank.

“Payment Date” means the 20th day of each February, May, August and November of each calendar year (or, if such date is not a Business Day, then the next following Business Day), commencing on June 24, 2011.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any ERISA Affiliate of the Borrower may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Liens” has the meaning set forth in Section 6.02(c) (Liens).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“PIK Security” means a Fund Investment which provides for the accretion or accrual of interest payable in additional principal at a rate greater than the stated current cash interest rate.

“Plan Assets” means such term within the meaning of the Department of Labor Regulation 29 C.F.R. § 2510.3-101, as amended, and the advisory opinions and rulings issued thereunder.

“Portfolio Limitations” has the meaning set forth in the Collateral Valuation Schedule.

“Prime Lending Rate” means the rate which Deutsche Bank announces from time to time as its prime lending rate; the Prime Lending Rate to change

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when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Principal Balance” has the meaning set forth in the Collateral Valuation Schedule.

“Proceeding” means the making of a trust, mortgage or assignment for the benefit of creditors; the voluntary or involuntary dissolution, winding up, total or partial liquidation, reorganization, bankruptcy, insolvency, receivership or marshalling of assets or liabilities of the Borrower; or any other statutory, common law or contractual proceeding or arrangement for the postponement or adjustment of all or a substantial part of the liabilities of the Borrower.

“Qualified Purchaser” means “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules promulgated thereunder.

“RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

“Register” has the meaning set forth in Section 9.17 (Register).

“Regulation D” means, unless otherwise indicated, Regulation D of the FRS Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Event” means the Manager, the Equity Owner, FS Advisor, the Borrower or GSO (or any replacement sub-advisor) or any of their directors, principals or officers, as the case may be, when acting in their official capacities in providing investment advice, is formally investigated, officially charged, indicted or convicted by a court, prosecutor or regulatory or self-regulatory governmental authority or agency for fraud, misconduct, embezzlement, money laundering, racketeering, insider trading, market manipulation or other similar illegality or breach of similar regulation.

“Related Fund” means any hedge fund, investment fund, CDO or any other investment vehicle for which the Manager or an Affiliate of the Manager serves as an investment manager, general partner, managing member or similar material role or of which the Manager or any Affiliate of the Manager controls or owns 15% or more of any class of equity securities (or options or warrants to purchase any class of equity securities).

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“Reporting Date” means the seventh Business Day prior to the 20th day of each calendar month, commencing on May 11, 2010.

“Required Lenders” means, as of any date of determination, the Lenders having more than 50% of the Aggregate Commitments or, if the commitments of each Lender to make Loans has been terminated pursuant to Section 7.02 or Section 7.03, Lenders holding in the aggregate more than 50% of the then outstanding Loans; provided that the Commitment, and outstanding Loans, of any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Ratings” means, with respect to any Person, long-term senior unsecured credit ratings of A- by S&P and A3 by Moody’s (or, if lower, the then current ratings of the Administrative Agent).

“Responsible Officer” means any authorized representative of the Manager with knowledge of and responsibility for the investment decisions and, as applicable, other investment and financing activities of the Borrower.

“Restricted Payment” means

(i)            any payment or other distribution (whether or not in kind) to the Equity Owner in respect of its equity ownership interests in the Borrower; or

(ii)           any payment or other distribution (whether or not in kind) on account of the purchase, redemption, retirement or acquisition of any equity ownership interest in the Borrower.

“Revolving Loan” has the meaning set forth in the Collateral Valuation Schedule.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Schedule of Fund Investments” means the schedule of Fund Investments attached as Schedule 3, which schedule shall include the Obligor or issuer, Principal Balance or shares outstanding, Stated Maturity (if applicable), Approved Industry, Outstanding Facility Size (if applicable), Spread to Maturity (if applicable) and Number of Pricing Sources.

“Scheduled Commitment Termination Date” means the second anniversary of the Closing Date.

“SDB List” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).

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“Section 23A” means Section 23A of the Federal Reserve Act, 12 USC 371c, and any related regulations, interpretations, rulings and opinions of the FRS Board.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Intermediary” means DBTCA, acting in its capacity as “Securities Intermediary” under the Custodial Agreement and any successor thereto in such capacity.

“Security Agreement” means the Security Agreement dated as of June 24, 2011, between the Borrower and DBNY, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

“Senior Lender Indebtedness” means all Debt and other payment obligations (including interest that would accrue but for the filing of a petition initiating a Proceeding, whether or not a claim for such interest is allowed in the Proceeding) of the Borrower arising under or in respect of this Agreement or other related agreements, whether currently outstanding or thereafter created or incurred and any obligations of the Borrower arising under the Collateral Documents.

“Senior Secured Loan” has the meaning set forth in the Collateral Valuation Schedule.

“Setup Fee” means the fee set forth in the Setup Fee Agreement.

“Setup Fee Agreement” means the Setup Fee Agreement attached as Exhibit K.

“Spread To Maturity” has the meaning set forth in the Collateral Valuation Schedule.

“Stated Maturity” means, with respect to any security, the maturity date specified in such security or applicable underlying instrument, and, with respect to the Notes, the Maturity Date.

“Sub-Advisory Agreement” means the Investment Sub-Advisory Agreement dated as of April 28, 2011, between FS Advisor and GSO.

“Subsidiary” means at any time, with respect to any Person (the “parent”), any corporation, association, partnership or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power to elect the board of directors, general partner or comparable body of such corporation, association, partnership or other business

Annex I-21

entity or, in the case of a partnership, ownership interests representing more than 50% of the interests of such partnership (irrespective of whether at the time securities or other ownership interests of any other class or classes of such corporation, association, partnership or other business entity shall or might have voting power solely upon the occurrence of any contingency) are, at such time owned directly or indirectly by the parent, by one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent and (b) which is also required at such time under GAAP to be consolidated with the parent.

“Super-Collateralization Event” has the meaning set forth in the Collateral Valuation Schedule.

“Super-Collateralization Percentage” has the meaning set forth in the Collateral Valuation Schedule.

“Swap Transaction” has the meaning set forth in the Collateral Valuation Schedule.

“Taxes” has the meaning set forth in Section 3.06 (Net Payments; Taxes).

“Transaction Documents” means this Agreement, the other Credit Documents, the Management Agreement, the LLC Agreement and any other agreement, instrument or document executed and delivered by the Borrower in connection with the foregoing.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.

“Uncertificated Security” has the meaning set forth in Section 8-102(a)(18) of the UCC.

“United States” or “U.S.” means the United States of America, its 50 States, the District of Columbia, Guam, Saipan, the U.S. Virgin Islands and the Commonwealth of Puerto Rico.

“U.S. Lender” has the meaning set forth in Section 3.06 (Net Payments; Taxes).

“Unpaid Amount” means, as of any date and without duplication, an amount equal to the Administrative Agent’s or any Lender’s, as the case may be, good faith estimate of the aggregate amount of accrued and unpaid (a) fees and expenses (including indemnities that are due) of the Borrower, including any Administrative Expenses and (b) interest and other Obligations of the Borrower hereunder (which, for purposes of this definition, excludes the aggregate outstanding principal amount of the Loans that is not then due and payable). Any

Annex I-22

such amounts not payable in Dollars shall be converted into Dollars by the Administrative Agent at the then current spot rate.

“Unused Amount” means, as of any day, the excess of (x) the Maximum Commitment over (y) the aggregate principal amount of Loans outstanding on such day (including Loans made on such day).

“Unused Commitment Amount” means, as of any date of determination, the greater of (a) the Maximum Commitment as of such date less the Maximum Borrowed Amount and (b) zero.

“Weighted Average Rate” means, for any period, the rate determined by the Custodian with reference to (a) LIBOR for an interest period reasonably close to the weighted average LIBOR interest period with respect to the Fund Investments, computed based on the face amount of each Fund Investment and the interest period(s) in effect with respect to such Fund Investments and (b) the maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of LIBOR liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) (collectively, the “WAR Criteria”); provided that (w) if the Administrative Agent in its sole and absolute discretion believes that the rate determined by the Custodian does not reflect the WAR Criteria, then the Administrative Agent shall determine the rate with reference to the WAR Criteria, (x) if the benchmark rate for any Fund Investment has a LIBOR interest period of less than one (1) month, then the LIBOR interest period with respect to such Fund Investment shall be deemed to be one (1) month, (y) if the benchmark rate for any Fund Investment is not based on LIBOR, then the LIBOR interest period with respect to such Fund Investment shall be deemed to be three (3) months and (z) if no Loans are outstanding, a Default or an Event of Default has occurred or the Administrative Agent is otherwise unable to calculate the Weighted Average Rate for any reason, then the Weighted Average Rate shall be deemed to be LIBOR for an interest period of three (3) months.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(l) of ERISA.

“Zero Coupon Security” means any Fund Investment that at the time of purchase does not by its terms provide for the payment of cash interest; provided that if, after such purchase, such Fund Investment provides for the payment of cash interest it shall cease to be a Zero Coupon Security.

Annex I-23

ANNEX II

COLLATERAL VALUATION SCHEDULE

Capitalized terms used but not otherwise defined in this Schedule shall have the respective meanings set forth in the Credit Agreement to which this Schedule is attached. In accordance with Section 6.02(q) of the Credit Agreement, the Borrower shall not purchase any investment other than Fund Investments.

SECTION 1. Calculation of Advance Amount; Description of Overcollateralization Test

(a)           “Advance Amount” means, as of any date of determination under the Overcollateralization Test (as described in this Section 1), (a) the sum for all Eligible Investments of the product of (i) the Market Value (determined as described in Section 4 below) of such Eligible Investment (determined as described in Section 2 below) and (ii) one minus the Margin Requirement for such Eligible Investment minus (b) the Unpaid Amount as of such date.

“Base Margin Requirement” means, as of any date of determination and prior to the occurrence and continuation of a Net Asset Value Floor Event, (a) with respect to any Cash or Cash Equivalent, the percentage specified in Annex II-A-1, (b) with respect to any Bank Loan, the percentage specified in Annex II-B-1, determined based upon the Spread To Maturity, Outstanding Facility Size and Number of Pricing Sources for such Bank Loan, and (c) with respect to any Corporate Bond Security, the percentage specified in Annex II-C-1, determined based upon the Spread to Maturity and Maturity for each Corporate Bond Security, (d) with respect to any Convertible Security, the percentage specified in Annex II-D-1, determined based on the delta for such Convertible Security, and (e) with respect to any Equity Security, the percentage specified in Annex II-E-1, determined based on the inclusion of such Equity Security in a Major Index.

“Additional Margin Requirement” means, as of any date of determination and prior to the occurrence and continuation of a Net Asset Value Floor Event, with respect to each Fund Investment, the sum of each of the following (where applicable):

(i)            in the case of a Bank Loan that has a Principal Balance greater than $10 million, the percentage specified in Annex II-B-2, determined based upon the Principal Balance, Outstanding Facility Size and Number of Pricing Sources for such Bank Loan;

(ii)           the greater of (A) or (B), where (A) and (B) are as follows:

Annex II-1

(A)          in the case of Bank Loans and Corporate Bond Securities of a single Obligor that have an aggregate Market Value which exceeds 5%, but is no greater than 50%, of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-B-3, determined based upon such Bank Loan’s Market Value; and

(B)           in the case of a Bank Loan that has an Obligor Industry (when summing up the industry concentration across the entire portfolio) whereby the aggregate Market Value of all Eligible Investments that have been categorized with such Approved Industry exceeds 25% of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-B-4, determined based upon the aggregate Market Value of all Eligible Investments categorized with such Approved Industry;

(iii)          in the case of a Bank Loan that has a Principal Balance greater than 5%, but no greater than 50%, of the Outstanding Facility Size for such Bank Loan, the percentage specified in Annex II-B-5, determined based upon the Principal Balance of such Bank Loan;

(iv)          in the case of a Covenant-Lite Loan, a PIK Loan or a Subordinated Loan, if the aggregate Market Value of all such Covenant-Lite Loans, PIK Loans and Subordinated Loans exceeds 15%, but is no greater than 50%, of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-B-6, determined based upon the aggregate Market Value of all such Covenant-Lite Loans, PIK Loans and Subordinated Loans;

(v)           in the case of a Bank Loan, Corporate Bond Security or Convertible Security where the Number of Pricing Sources for such Bank Loan, Corporate Bond Security or Convertible equals 2, the percentage specified in Annex II-B-7;

(vi)          in the case of each Bank Loan, Corporate Bond Security or Eligible Convertible Security for which (i) the Number of Pricing Sources equals 2 or (ii) the Outstanding Facility Size is greater than or equal to $75,000,000 and less than $150,000,000, the percentage specified in Annex II-B-8 determined based upon the Market Value of all such Bank Loans, Corporate Bond Securities or Eligible Convertible Securities;

(vii) in the case of each Corporate Bond Security which has a Credit Spread greater than 20.00% and a maturity less than one year, the percentage specified in Annex II-C-2, determined based upon such Corporate Bond Security’s Market Value;

Annex II-2

(viii) in the case of each Corporate Bond Security which has an issue size less than $200,000,000, the percentage specified in Annex II-C-3, determined based upon such Corporate Bond Security’s Market Value;

(ix)           in the case of a Corporate Bond Security that has a Principal Balance greater than 5%, but no greater than 50%, of the Outstanding Facility Size for such Corporate Bond Security, the percentage specified in Annex II-C-4, determined based upon the Principal Balance of such Corporate Bond Security;

(x)            in the case of Corporate Bond Securities or Bank Loans of a single Obligor that have an aggregate Market Value which exceeds 5%, but is no greater than 50%, of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-C-5, determined based upon such Corporate Bond Security’s or Bank Loan’s, as applicable, Market Value;

(xi)           in the case of Corporate Bond Securities, for positions in the same Obligor Industry (when summing up the industry concentration across the entire portfolio) which have an aggregate Market Value greater than the specified percentage of the aggregate Market Value of Eligible Investments, the applicable Additional Margin Requirement applies to the portion of such Corporate Bond Securities with a Market Value above such specified threshold, the percentage specified in Annex II-C-6, determined based upon such Corporate Bond Security’s Market Value;; provided that the percentage applicable, under this paragraph (xi), to any Corporate Bond Security to which a non-zero percentage under paragraph (x) above has also been applied, shall be 0%;

(xii)          in the case of a Eligible Convertible Bond that has a Principal Balance greater than 5%, but no greater than 50%, of the Outstanding Facility Size for such Corporate Bond Security, the percentage specified in Annex II-D-2, determined based upon the Principal Balance of such Corporate Bond Security;

(xiii)         in the case of Convertible Securities of a single Obligor that have an aggregate Market Value which exceeds 10% of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-D-3, determined based upon such Convertible Securities’ Market Value;

(xiv)        in the case of a Convertible Security that has an Obligor Industry whereby the aggregate Market Value of all Eligible Investments that have been categorized with such Approved Industry exceeds 25% of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-D-4, determined based upon the aggregate Market Value of all Eligible Investments categorized with such Approved Industry; provided that the percentage applicable, under this subsection (xiv), to any Eligible Convertible Security to which a non-zero percentage under subsection (xiii) above has also been applied, shall be 0%;

Annex II-3

(xv)         in the case of Equity Securities, the greater of:

(A)  for positions which have a Market Value greater than the specified percentage of the aggregate Market Value of all Eligible Investments, the applicable Additional Margin Requirement applies to the portion of such equity securities with a Market Value above such specified threshold, the percentage specified in Annex II-E-2, determined based upon such Equity Security’s Market Value, and

(B) for positions in the same Obligor Industry which have an aggregate Market Value greater than the specified percentage of the aggregate Market Value of Eligible Investments, the applicable Additional Margin Requirement applies to the portion of such equity securities with a Market Value above such specified threshold, the percentage specified in Annex II-E-3, determined based upon such Equity Security’s Market Value;

(xvi) in the case of Equity Securities for which the annualized volatility (as determined by the Administrative Agent) exceeds 45%, the percentage specified in Annex II-E-4, determined based upon such Equity Security’s Market Value; and

(xvii) in the case of Equity Security positions as a multiple of daily trading volume of such Equity Security, the percentage specified in Annex II-E-5, determined based upon such Equity Security’s Market Value.

“Margin Requirement” means, for the purposes of determining the Overcollateralization Test, with respect to each Eligible Investment, as of any date of determination, the greater of (i) the Rules of the Road Margin Requirements and (ii) 100% minus the fraction (expressed as a percentage) with (A) a numerator of an amount equivalent to the sum of: (x) with respect to any Loans made by Lender to Borrower secured by “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System), the then current percentage of market value assigned under Section 221.7 of Regulation U to “margin stock”, plus (y) with respect to any Loans made by Lender to Borrower in respect of any other Collateral, the loan value which Lender notifies Borrower that Lender, exercising sound credit judgment, would lend against all such other Collateral;.and (B) a denominator of the Market Value of all Collateral.

“Overcollateralization Test” means a test that is satisfied as of any Business Day if (a) the sum, as of such Business Day, of (i) the outstanding principal amount of Senior Indebtedness and (ii) solely with respect to a determination of the Overcollateralization Test under Section 6.02(k) (Payment of

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Management Fees), the Minimum Overcollateralization Amount, is less than or equal to (b) the Advance Amount calculated as of such Business Day.

(b)           Upon the occurrence and continuation of a Net Asset Value Floor Event, the Administrative Agent may at any time and from time to time modify the Base Margin Requirements and the Additional Margin Requirements specified in the Annexes to the Collateral Valuation Schedule in its sole and absolute discretion.

“Rules of the Road Margin Requirement” means, for the purposes of determining the Overcollateralization Test, with respect to each Eligible Investment, as of any date of determination, the lesser of (1) 100% and (2) the product of (x) the sum of (a) the Base Margin Requirement and (b) the Additional Margin Requirement for such Fund Investment and (y) the Super-Collateralization Percentage as of such date; provided that with respect to Revolving Loans (excluding Fully Pre-funded Revolving Loans) and Delayed Drawdown Loans (excluding the funded portions of Funded Delayed Drawdown Loans) that the Administrative Agent has agreed in writing are not Excluded Investments, the percentage specified in writing by the Administrative Agent (which may be in the form of an email).

SECTION 2. Determination of Fund Investments Constituting Eligible Investments.

“Eligible Investments” means, at any date, all Fund Investments in the Collateral on such date other than Excluded Investments.

“Excluded Investments” means (without duplication):

(i)            Fund Investments to the extent that they (a) are not subject to a perfected security interest in favor of the Administrative Agent or (b) are subject to any Liens (other than Permitted Liens) or (c) have been acquired other than in compliance with the Collateral Transaction Procedures (or, in each case, applicable written waiver thereof by the Administrative Agent);

(ii)           Excess Fund Investments;

(iii)          Fund Investments denominated in any currency other than Dollars;

(iv)          Bank Loans and Corporate Bond Securities which have a Market Value in excess of 50% of the aggregate Market Value of all Eligible Investments;

(v)           Bank Loans and Corporate Bond Securities which have a Principal Balance greater than 50% of the Outstanding Facility Size for such Bank Loan or Corporate Bond Securities;

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(vi)          in the case where the aggregate Market Value of all Covenant-Lite Loans, PIK Loans and Subordinated Loans is in excess of 50% of the aggregate Market Value of all Eligible Investments, then the portion of such Covenant-Lite Loans, PIK Loans and Subordinated Loans that exceeds 50% of the aggregate Market Value of all Eligible Investments;

(vii)         Bank Loans for which, on any date of determination, the Number of Pricing Sources is equal to one or zero, unless the Administrative Agent or an Affiliate of the Administrative Agent makes an active market in such Bank Loans;

(viii)        Fund Investments which have an Obligor Country that does not fall within the definition of Designated Country;

(ix)          Fund Investments which have an Obligor Industry that does not fall within the definition of Approved Industry;

(x)           Fund Investments which have an Obligor Industry that does not fall within the definition of Approved Industry;

(xi)          Bank Loans that are purchased at a price below 45% of par;

(xii)         Corporate Bond Securities that are purchased at a price below 30% of par;

(xiii)        all Lender Affiliate Securities;

(xiv)        Fund Investments in amounts less than the minimum transfer increments or minimum holding increments thereof;

(xv)         unless otherwise agreed to in writing by the Administrative Agent (which may be in the form of an email), Revolving Loans and Delayed Drawdown Loans; provided that (a) the funded portion (which may be 100%) of any Funded Delayed Drawdown Loan and (b) Fully Pre-funded Revolving Loans shall not be Excluded Investments;

(xvi)        Synthetic Letters of Credit for which the applicable administrative agent is not an Approved Bank;

(xvii)       Cash and Cash Equivalents on deposit in the Revolving Loan Collateral Sub-account;

(xviii)      Cash and Cash Equivalents included in the cash reserve specified in Section 6.02(k)(ii) (Payment of Management Fees);

(xix)         Any Equity Security other than an Eligible Equity Security;

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(xx)          Any Eligible Equity Security that is a “restricted share” under Rule 144 under the Securities Act or not otherwise freely transferable or where the Borrower, any Affiliate of Borrower or any Borrower Affiliate Group is an Affiliate of the issuer of such Equity Security;

(xxi)         Any Eligible Equity Security that is subject to any written shareholders agreement, investor rights agreements or any other similar written agreements or any voting or other written contractual restrictions;

(xxii)        Any portion of an Eligible Equity Security that exceeds 9% of the free float of the issuer of such Equity Security;

(xxiii)       Any Eligible Equity Security that  is a “penny stock” (valued at less that $1);

(xxiv)       Any Convertible Security other than an Eligible Convertible Security;

(xxv)        Any Eligible Convertible Security, or where the Equity Security into which such Eligible Convertible Security is convertible, is a “restricted share” under Rule 144 under the Securities Act or not otherwise freely transferable or where the Borrower, any Affiliate of Borrower or any Borrower Affiliate Group is an Affiliate of the issuer of such Eligible Convertible Security or Equity Security into which such Eligible Convertible Security is convertible, as applicable;

(xxvi)       Any Eligible Convertible Security, or Equity Security into which such Eligible Convertible Security is convertible, as applicable, that is subject to any written shareholders agreement, investor rights agreements or any other similar written agreements or any voting or other written contractual restrictions; and

(xxvii)      any investment not included in the definition of “Fund Investments” unless the Administrative Agent has expressly consented in writing to treating such investment as a Fund Investment and communicated a Margin Requirement for such financial asset, in writing to the Borrower and the Manager.

SECTION 3. Application of Portfolio Limitations.

“Portfolio Limitations” means, as of any date of determination (determined without duplication):

(i)            the aggregate Market Value of Second Lien Loans may not exceed 33% of the aggregate Market Value of all Eligible Investments;

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(ii)           the aggregate Market Value of all Corporate Bond Securities with (a) a Spread To Maturity in excess of 20% and (b) a Margin Requirement less than 100%, may not exceed 20% of the aggregate Market Value of all Eligible Investments; and

(iii)          the aggregate Market Value of all Bank Loans that are Revolving Loans or Delayed Drawdown Loans may not exceed 15% of the aggregate Market Value of all Eligible Investments.

The Administrative Agent shall have discretion at all times to determine which Fund Investments (or portion of any Fund Investment) will be considered Eligible Investments and which will be considered Excess Fund Investments, when determining compliance with the Overcollateralization Test.

Notwithstanding the foregoing, under no circumstances shall any Cash, Cash Equivalent or U.S. Government Securities be excluded from Eligible Investments based upon the Portfolio Limitations set forth above.

SECTION 4. Determination of the Market Value of Fund Investments. (i) The Borrower shall on each Interest Reset Date and (ii) the Administrative Agent may at any time and from time to time calculate the Market Value of each Fund Investment as set forth in the definition of “Market Value” below.

“Market Value” means

(a)           with respect to Cash, the current balance thereof;

(b)           with respect to any Cash Equivalents, the current balance or aggregate net asset value thereof, as applicable; and

(c)           with respect to any Fund Investment (other than Cash and Cash Equivalents) at any date, an amount determined by the Borrower or the Administrative Agent, as applicable, that is not in excess of the product of (x) the Market Value Price for each unit of such Fund Investment on such date (and, with respect to any Corporate Bond Securities which have an amortizing principal amount, the then current factor related thereto, if applicable) and (y) the number of units of such Fund Investment held by the Borrower; provided that for any (A) Fully Pre-funded Revolving Loan, the number of units shall be the maximum commitment of the Borrower in respect of such Fully Pre-funded Revolving Loan (whether drawn or undrawn at such time), (B) Funded Delayed Drawdown Loan, the number of units shall be considered to exclude the Maximum Unfunded Amount (if any) of such Funded Delayed Drawdown Loan and (C) Synthetic Letter of Credit, the number of units shall be the pre-funded amount thereof.

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For purposes of the definition of Market Value, accrued interest on any interest-bearing Fund Investment shall be excluded in the determination of Market Value by the party making such determination.

“Market Value Price” means, at any date:

(A)          with respect to any Bank Loan:

(1)           the lower of:

(a)           the bid indication sourced from the Deutsche Bank trading desk; and

(b)           for each Approved Pricing Service, the average bid indication reported by such Approved Pricing Service; or

(2)           if no such price is available pursuant to clause (A)(1) above, or if the Administrative Agent reasonably believes that such price is not indicative of the secondary market value of such Bank Loan, the price determined by the Administrative Agent in its commercially reasonable discretion; the Administrative Agent may, but is not obliged to, take into consideration other traded debt of the Obligor, or if the Obligor has no other traded debt, traded debt of similarly rated Obligors in the same industry, in both cases, using generally accepted cash flow valuation methods; and

(B)           with respect to any other Fund Investment:

(1)           the bid price for such Fund Investment, as reported in the official price dissemination mechanism for the relevant exchange on which such Fund Investment is listed; or

(2)           if such Fund Investment is not listed on an exchange or if the Administrative Agent, in its commercially reasonable discretion, determines that such price is unavailable (whether due to illiquidity, disruption or otherwise), the price determined by the Administrative Agent in its commercially reasonable discretion, in good faith and in accordance with standard industry practice; the Administrative Agent may, but is not obliged to, take into consideration other traded debt of the Obligor, or if the Obligor has no other traded debt, traded debt of similarly rated Obligors in the same industry, in both cases, using generally accepted cash flow valuation methods.

Other than in connection with a notice to the Borrower of the occurrence of an Overcollateralization Default Event, the Borrower will have two (2) hours

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from receiving the Administrative Agent’s calculation of the Market Value of any Fund Investment to notify the Administrative Agent of any disagreement regarding such calculation. Upon giving notice of any such disagreement to the Administrative Agent, the Administrative Agent shall make itself available to the Borrower to discuss the Administrative Agent’s calculation of such Market Value; provided that any such disagreement and discussion shall have no effect on the Administrative Agent’s original calculation of the Market Value of such Fund Investment (which calculation shall be binding on the Borrower absent the written agreement of the Administrative Agent).  In addition, if, in determining that the Overcollateralization Test is not satisfied on any Business Day, the Administrative Agent has determined the Market Value Price of any Fund Investment pursuant to clauses (A)(1)(a), (A)(2) or (B)(2) above, then, for a period of one (1) hour following the Administrative Agent’s notification to the Borrower of such Overcollateralization Default Event, the Borrower shall have the right to consult with the Administrative Agent regarding such determination of Market Value Price.

SECTION 5. Definitions. For purposes of this Schedule, the following terms have the following meanings:

“Adjusted Leverage Factor” means the quotient of the Aggregate Market Value of all Eligible Investments by the overall weighted average Margin Requirement for all Eligible Investments excluding the portion of Additional Margin Requirement for Eligible Equity Securities and Obligor Industry add-ons, calculated pursuant to the following clauses of the definition of Additional Margin Requirement: (ii)(B), (xiv), (xv), (xvi), or (xvii).

“Approved Bank” means each entity listed in Schedule 4; provided that for each such entity the Administrative Agent determines in its reasonable business discretion that such entity is not subject to a material risk of insolvency.

“Approved Bond Dealers” means each of dealers as set forth in Schedule 8 as revised by the Required Lenders from time to time.

“Approved Industry” means a single industry category that is listed in Schedule 6 or any other industry category designated by the Borrower in writing and approved by the Required Lenders in their reasonable discretion.

“Approved Pricing Service” means a pricing or quotation service set forth in Schedule 7 (or any successor to any such listed pricing service) or any other pricing or quotation service designated by the Borrower in writing and approved by the Required Lenders in their reasonable discretion.

“Approved Selling Institution” means each entity listed in Schedule 5; provided that for each such entity the Administrative Agent determines in its

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reasonable business discretion that such entity is not subject to a material risk of insolvency.

“Asset-Backed Security” means any fixed income security that is (a) backed by and paid primarily from the proceeds (or payments or proceeds of a disposition) of Eligible Assets, and (b) issued in a transaction structured to (i) isolate the security and the Eligible Assets backing the security from the credit risk of the sponsor of the transaction and (ii) result in the creditworthiness of such security being primarily dependent upon (A) the creditworthiness of the Eligible Assets backing such security and (B) any credit support provided with respect to the creditworthiness of such Eligible Assets; provided, however, that in no event shall an “Asset-Backed Security” include any of the following: (a) a security issued to provide debtor-in-possession financing, (b) a CDO Security or (c) a Structured Product Transaction.

“Bank Loans” means direct purchases of, assignments of and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution; provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business. For the avoidance of doubt, “Bank Loans” shall include any Participation Interest in a Bank Loan.

“Cash” means any immediately available funds in Dollars (including amounts held in the Custodial Account or on deposit with the Custodian pursuant to “sweep” arrangements linked to the Custodial Account).

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations or Corporate Bond Securities:

(i)            U.S. Government Securities; or

(ii)           Money Market Funds;

provided that in each case, as at the date such investment is purchased by the Borrower, the Maturity of such investment is less than 2 years.

“CDO Securities” means any Corporate Bond Securities issued by a special purpose vehicle that entitle the holders thereof to receive payments that depend primarily on cash flow from, or proceeds upon the sale of, a pool of bank loans or high yield securities.

“Convertible Security” means a security that is convertible into or exchangeable for Equity Securities.

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“Corporate Bond Securities” means corporate bonds and other corporate debt securities, but not including Bank Loans, Non-Credit Risk Securities, Convertible Securities, Structured Finance Obligations or any security, note or other structure to the extent that the same provides synthetic exposure to the relevant corporate credit.

“Covenant-Lite Loans” means any Bank Loan that either (i) does not contain any financial covenants or (ii) requires the borrower to comply with an Incurrence Covenant but no Maintenance Covenant.

“Credit Spread” means, with respect to any Corporate Bond Security, the difference between the yield to maturity (based on the price and coupon for such Corporate Bond Security) for such Corporate Bond Security and the interpolated yield curve for US. Treasury Securities, as reasonably determined by the Administrative Agent.

“Delayed Drawdown Loan” means a Fund Investment (including letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that pursuant to its terms may require one or more future advances to be made to the Obligor by the Borrower, which may not permit the re-borrowing of any amount previously repaid; provided that any such Fund Investment shall be considered a “Delayed Drawdown Loan” only until all commitments to make advances to the Obligor expire or are terminated or reduced to zero.

“Designated Country” means (i) each of Canada and the United States of America and (ii) each other country identified by the Borrower from time to time and confirmed in writing as acceptable by the Administrative Agent.

“Eligible Assets” means financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders.

“Eligible Equity Securities” means Equity Securities of U.S. domestic issuers forming part of a Major Index.

“Eligible Convertible Security” means a Convertible Security converting into an Eligible Equity Security.

“Equity Security” means any class of preferred stock (if exchange listed) or common stock or an equivalent interest, including but not limited to preferred stock (if exchange listed) or common stock of a corporation or a company and a unit of beneficial ownership in a trust, limited liability company or limited partnership interest.

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“Excess Fund Investments” means any Fund Investments or portion thereof having a Market Value in excess of the percentages set forth in the definition of Portfolio Limitations (in each case determined using the most recent Market Value for the applicable Fund Investments).

“FT Interactive Data” means the price/quotation reporting service provided by the Interactive Data Corporation or any successor service thereto as determined by Administrative Agent.

“Fully Pre-funded Revolving Loan” means a fully pre-funded Revolving Loan for which (1) the pre-funded amount has been deposited with the applicable administrative agent and (2) the applicable administrative agent is an Approved Bank.

“Funded Delayed Drawdown Loan” means a Delayed Drawdown Loan for which a portion (which may be 100%) has been funded.

“Fund Investments” means all Cash, Cash Equivalents, Bank Loans, Corporate Bond Securities, Convertible Securities and Equity Securities owned by the Borrower, together with any other financial asset that the Administrative Agent has expressly agreed to in writing may be included as a “Fund Investment”. After the Closing Date, Fund Investments which the Borrower has contracted to purchase shall be deemed for purposes of the Credit Agreement to be owned by the Borrower (i) in the event that (a) the selling institution is an Approved Selling Institution or (b) if the selling institution is not an Approved Selling Institution, (1) the aggregate Market Value of all transactions for which the Borrower has entered into a binding commitment to purchase the relevant investment but for which closing has not occurred is 10% or less of the current Market Value of all the Fund Investments from the date the Borrower enters into a binding commitment for such purchase and (2) not more than 50% of the aggregate Market Value of such transactions is with a single selling institution and (ii) otherwise, only from the date of settlement of such purchase, and Fund Investments which the Borrower has contracted to sell shall cease to be Fund Investments for purposes of the Credit Agreement from the date the Borrower enters into a binding commitment for such sale. For the avoidance of doubt, “Fund Investments” shall not include Trade Claims.

“Incurrence Covenant” means a covenant by the Obligor under a Bank Loan to comply with one or more financial covenants only upon the occurrence of certain actions of the borrower including, but not limited to, a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Maintenance Covenant” means a covenant by the Obligor under a Bank Loan to comply with one or more financial covenants that test for either a cash component (interest coverage ratio, fixed charge ratio, etc) or a leverage covenant

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(net debt ration, total debt ratio, etc) during each reporting period regardless of whether or not the borrower has taken any specific action.

“Major Index” means NASDAQ-100 Index, Russell 1000® Index, S&P 500® and the Dow Jones STOXX Americas 600 Me.

“Maturity” means, for each Fund Investment, the number of years (which may be expressed as a fraction) from the date of such determination to the scheduled maturity date of such Fund Investment.

“Maximum Number of Price Indications” means, on each Business Day, the greater of the Number of Price Indications for each Approved Pricing Service on such date.

“Maximum Unfunded Amount” means, as of any date of determination with respect to any Revolving Loan or Delayed Drawdown Loan, the maximum amount of Cash that the Borrower is committed to advance in respect thereof that is undrawn as of such date of determination.

“Minimum Overcollateralization Amount” means, as of any date of determination, an amount equal to the greater of (a) 5% of the aggregate Market Value of all Eligible Investments on such date and (b) $5,000,000.

“Money Market Funds” means investments in money market funds, which satisfy the conditions set forth in Rule 2a-7 of the Investment Company Act of 1940.

“Net Asset Value Floor Event” means, as of any date of determination, the Net Asset Value of the Manager on such day declines below the Net Asset Value Floor.

“Non-Credit Risk Security” means a security with respect to which an institutional money manager would evaluate its value primarily by reference to factors other than (a) the coupon (or the coupon as adjusted for any purchase discount or premium) in relation to prevailing market yields, (b) the credit worthiness of the issuing entity or (c) the adequacy of the underlying financial assets supporting such security to ensure the repayment of the security according to its terms (which adequacy may be measured by a credit analysis of the likelihood of the obligors of such underlying assets to pay according to the terms of such underlying assets or an analysis of the sufficiency of the income streams thereon to meet the payment terms of the security).

“Number of Price Indications” means, on each Business Day, with respect to each Approved Pricing Service, the number of bid indications reported

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as being used to calculate the average bid indication reported by such Approved Pricing Service on such Business Day.

“Number of Pricing Sources” means, as of any date of determination, (i) for each Bank Loan, the arithmetic average, over the five Business Days immediately preceding such date of determination, of the Maximum Number of Price Indications on such Business Day, and (ii) for Corporate Bond Securities, the number of unique daily bid-side quotations that the Administrative Agent receives directly from the list of Approved Bond Dealers, except that (x) if the Administrative Agent believes in its sole discretion that quotations reported on FT Interactive Data or TRACE is duplicative of another quoting dealer, then that quote will be excluded from the calculation, and (y) if any of the quoting dealers’ 5 Year Ask CDS Spread is greater than 350 basis points, then their quotes will also be excluded from the analysis.  On each date of determination, the Number of Pricing Sources shall be rounded up to the nearest whole number.

If DBNY is the source of one of the price indications for Bank Loans or is the source of one of the bid-side daily quotations for Corporate Bond Securities and (i) there is only one other price indication or quotation, as applicable, then the Number of Pricing Sources will count as 3 instead of 2, or (ii) there is no other price indication or quotation, as applicable, then the Number of Pricing Sources will count as two instead of one, provided that the Administrative Agent can change the margin requirement for these positions in its sole discretion upon 8 business days notice to the Borrower.

“Obligor Country” means, for any Fund Investment, the country from which the Obligor derives the majority of its revenue and assets, as determined by the Administrative Agent in its reasonable business judgment.

“Obligor Industry” means, for any Fund Investment, the industry from which the Obligor derives the majority of its revenue and assets, as determined by the Administrative Agent in its reasonable business judgment.

“Obligor Sector” means, for any Fund Investment, the sector from which the Obligor derives the majority of its revenue and assets, as determined by the Administrative Agent in its reasonable business judgment.

“Outstanding Facility Size” means, on any date of determination, (i) with respect to any Bank Loan, the then aggregate outstanding principal amount of such Bank Loan and (ii) with respect to any Corporate Bond Security, the then outstanding notional amount in issuance of such Corporate Bond Security, each as determined in the reasonable business judgment of the Administrative Agent.  For purposes of the definition of “Outstanding Facility Size,” if a facility for Bank Loans or for the issuance of Corporate Bond Securities offers different tranches or issuances, then each such tranche or issuance shall be deemed to be a separate

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Bank Loan or Corporate Bond Security; provided that an add-on of any existing tranche shall be deemed to be the same Bank Loan as the existing tranche with similar terms.

“PIK Loan” means any bonds, securities or credit facilities that, by their contractual terms, permit the Obligor to pay all or a portion of its regularly scheduled interest payments or dividends in kind.

“Principal Balance” means, at any time, with respect to any Fund Investment, the outstanding principal amount of such Fund Investment, including with respect to any Revolving Loans or Delayed Drawdown Loans, the Maximum Unfunded Amount thereunder.

“Revolving Loan” means any Fund Investment (other than a Delayed Drawdown Loan), including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments, that by its terms may require one or more future advances to be made to the Obligor by the Borrower; provided that any such Fund Investment will be considered a “Revolving Loan” only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Second Lien Loan” means a secured Bank Loan that, at the time of its purchase by the Borrower, (a) is secured solely by intangible assets or (b) has collateral (i) that is also pledged to secure an obligation senior to such Bank Loan or (ii) with a value (determined by the Administrative Agent in its reasonable judgment) that is less than the sum of the outstanding principal amount of such Bank Loan and the outstanding principal amount of all other indebtedness secured by such collateral that is prior to or pari passu with such Bank Loan’s claim with respect to such collateral.

“Senior Indebtedness” means all Senior Lender Indebtedness together with any other obligations of the Borrower that have a Lien in any Collateral ranked senior to, or pari passu with, the Administrative Agent’s Lien or that ranks senior in right of payment to the Senior Lender Indebtedness (whether by operation of Law or agreement of the Administrative Agent).

“Senior Secured Loan” means a Bank Loan that (a) is not (and by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor thereof and (b)(i) is secured by a valid first priority perfected security interest or lien on specified collateral securing such Obligor’s obligations thereunder, (ii) in the Administrative Agent’s reasonable judgment (at the time of the relevant trade), the value of such collateral at the time of its acquisition is not less than the outstanding principal balance of such Bank Loan plus the aggregate outstanding principal balances of all other loans of equal

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seniority secured by a pari passu lien or security interest in such collateral and (iii) such Bank Loan is not secured solely or primarily by the common stock of, or other equity interests in, such Obligor or any of its Affiliates; or solely by intangible assets.

“Spread To Maturity” means, for any Fund Investment, the zero discount margin, expressed as a percentage, as calculated by the Administrative Agent, in its reasonable business discretion, by using the Z-DM field of the YA screen of Bloomberg (incorporating the effects of all terms of such Fund Investment, including any “LIBOR floors”); provided that in the event that the Administrative Agent, in its reasonable business determination, does not believe that such calculation methodology provides an accurate reflection of the “Spread To Maturity” for such Fund Investment, then the “Spread To Maturity” for such Fund Investment will be as calculated by the Administrative Agent in a commercially reasonable manner, at its sole and absolute discretion.

“Structured Finance Obligations” means (a) Asset-Backed Securities, (b) CDO Securities and (c) Structured Product Transactions.

“Structured Product Transaction” means (a) any Swap Transaction between the Borrower and a counterparty pursuant to which (i) the counterparty is entitled to receive from the Borrower an amount equal to (A) periodic payments based on the notional amount of such transaction for the term thereof at a specified rate (which may be fixed or floating) or (B) the decrease over the term of such transaction in the market value of a designated pool of more than one Bank Loan, Corporate Bond Security or other asset or any combination of the foregoing; and (ii) the counterparty is obligated to make payment to the Borrower in an amount equal to (A) the interest, fees and other cash flows paid on such designated pool of Bank Loans, Corporate Bond Securities or other assets for the term of such transaction or (B) the increase over the term of such transaction in the market value of such designated pool of Bank Loans, Corporate Bond Securities or other assets or (iii) the counterparty and the issuer agree to pay a net amount calculated by reference to (i) and (ii) above; (b) any transaction commonly referred to as a “total return swap” involving more than one asset; and (c) any transaction that is substantially similar to the transactions described in clauses (a) and (b) above.

“Subordinated Loan” means any Bank Loan, other than a PIK Loan, that is not a Senior Secured Loan or a Second Lien Loan.

“Super-Collateralization Event” means the occurrence of any of the following events or conditions:

(i)            a Key Person Event;

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(ii)           an event specified in Section 7.01(i) (Bankruptcy, Insolvency, etc.) with respect to GSO or FS Advisor;

(iii)          (A) GSO is removed, replaced, terminated or resigns as sub-advisor pursuant to the Sub-Advisory Agreement (including as a result of termination of the Sub-Advisory Agreement) or otherwise ceases for any reason to act as sub-advisor in respect of or to be the exclusive provider of investment advisory services, directly or indirectly, in connection with this Agreement or (B) FS Advisor is removed, replaced, terminated or resigns as adviser pursuant to the Investment Advisory and Administrative Services Agreement between FS Energy and FS Advisor, dated April 28, 2011 (as amended); or

(iv)          an event specified in Section 7.01(m) (Manager and Equity Owner Events), Section 7.01(n) (Net Asset Value), Section 7.01(o) (Anti-Terrorism and Anti-Money Laundering Events) or Section 7.01(p) (Regulatory Events).

“Super-Collateralization Percentage” means:

(i)            prior the occurrence of a Super-Collateralization Event, 100%;

(ii)           from and including the date a Super-Collateralization Event occurs to but excluding the eighth (8th) Business Day thereafter, 105%;

(iii)          from and including the eighth (8th) Business Day following such Super-Collateralization Event to but excluding the 17th Business Day thereafter, 110%;

(iv)          from and including the 17th Business Day following such Super-Collateralization Event to but excluding the 26th Business Day thereafter, 115%;

(v)           from and including the 26th Business Day following such Super-Collateralization Event to but excluding the 35th Business Day thereafter, 120%; and

(vi)          from and including the 35th Business Day following such Super-Collateralization Event to and including the Commitment Termination Date, 125%.

“Swap Transaction” means: (i) any rate, basis, commodity, currency, debt, credit or equity swap; (ii) any put, cap, collar or floor agreement; (iii) any rate, basis, commodity, currency, debt, credit or equity futures or forward agreement; (iv) any rate, basis, commodity, currency, debt, credit or equity option representing an obligation to buy or sell a security, commodity, currency, debt, credit or equity; and (v) any other similar agreement; provided that “Swap Transaction” shall not include any transaction in which the Borrower has satisfied

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in full all of its payment and delivery obligations thereunder and has no future payment or delivery obligations, whether absolute or contingent, thereunder.

“Synthetic Letter of Credit” means any letter of credit facility that requires a lender party thereto to pre-fund in full its obligations thereunder; provided that any such lender shall (a) have no further funding obligation thereunder and (b) have a right to be reimbursed or repaid by the borrower its pro rata share of any draws on a letter of credit issued thereunder.

“TRACE” means the Trade Reporting and Compliance Engine developed by the Financial Industry Regulatory Authority (“FINRA”) or any successor service thereto as determined by Lender.

“Trade Claims” means all trade payables (all “accounts” and “chattel paper” as such terms are used in §§ 9-102(a)(2) and 9-102(a)(11), respectively, of the UCC) and trade claims (i.e., secured and unsecured obligations incurred in connection with the acquisition of goods or services, including participations therein).

“U.S. Government Securities” means securities that are direct obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes. For the avoidance of doubt, all “U.S. Government Securities” will be required to fall within the meaning of Section 2(a)(16) of the Investment Company Act of 1940. In no event shall U.S. Government Securities include: (i) any security providing for the payment of interest only, (ii) any Swap Transaction or (iii) any obligation on which all or any portion of the payments thereunder is based, directly or indirectly, on any Swap Transaction.

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Annex III

COLLATERAL TRANSACTION PROCEDURES

The following procedures are required to be followed (a) in connection with the purchase or sale of a Bank Loan, Corporate Bond Security, Convertible Secuirity or Equity Security to qualify as a “Fund Investment” and (b) to satisfy the negative covenant set forth in Section 6.02(a) of the Credit Agreement that the Borrower not to enter into any purchase or sale with respect to any Fund Investment other than in compliance with the then applicable Collateral Transaction Procedures. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the Collateral Valuation Schedule.

I.              Trade Approval Process

(a)           The Borrower may request a trade (a “Trade”) of a Fund Investment by sending the proposed trade details, including the credit description, price, quantity, trade date, par/distressed, counterparty, counterparty contact details, delayed compensation and any other non-standard terms (a “Trade Request”), as applicable, by email to the Administrative Agent (with a copy to the Custodian).

(b)           If a Trade Request is received by the Administrative Agent by 4:30 p.m. (New York time) on any Business Day, the Administrative Agent shall be required to consent to such Trade by 5:30 p.m. (New York time) on such Business Day (such consent not to be withheld or delayed if prior to and immediately following such Trade no Default or Event of Default shall have occurred). Any Trade Request received by the Administrative Agent after 4:30 p.m. (New York time) shall be deemed to have been received by the Administrative Agent on the following Business Day.

(c)           If the Administrative Agent approves a Trade:

(i)            the Borrower shall send the related trade ticket (the “Trade Ticket”) by email to the Custodian (with a copy to the Administrative Agent); and

(ii)           the Borrower shall negotiate and prepare all applicable documentation relating to the Trade with the counterparty, including the related purchase and sale, assignment and transfer agreements (as applicable) and a funding memo (the “Assignment Documentation”) and obtain any necessary approvals from the Obligor or administrative or other agent relating to such Trade (the “Agent”).

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(d)           The Borrower shall send drafts of such Assignment Documentation to the Custodian (with a copy to the Administrative Agent), which the Custodian shall approve or reject based on (i) a comparison with the related Trade Ticket and (b) the availability of funds (whether on deposit in the Custodial Account or availability under the Commitment).

(e)           Prior to the settlement date of any Trade, the Borrower shall provide the Administrative Agent (with a copy to the Custodian) with:

(i)            acknowledgments of all filings or recordations necessary to perfect its Liens in the relevant Fund Investment, as well as UCC and Lien searches, as applicable, and other evidence reasonably satisfactory to the Administrative Agent that the only Liens on the Borrower’s interest in the Fund Investment are Permitted Liens;

(ii)           evidence that all applicable consents and approvals (including of the Agent or Obligor for any Bank Loan) have been obtained by the Borrower);

(iii)          evidence that (a) where the Borrower is the buyer or purchaser of a distressed Bank Loan, the Borrower has received any relevant upstream documentation and (b) where the Borrower is the buyer or purchaser of any Bank Loan, the seller of such Bank Loan is the lender of record with respect to such Bank Loan;

(iv)          reasonably satisfactory evidence that the Borrower has instructed an Obligor under the relevant Fund Investment to make all payments relating thereto to the Custodial Account and the Borrower shall otherwise cause all proceeds relating to any sale of such Fund Investment to be deposited into the Custodial Account; and

(v)           the contact details of the Agent for any proposed Bank Loan, so as to permit the Administrative Agent (or the Custodian) to verify the Borrower’s position.

II.            Trade Closing and Settlement Process

(a)           Unless otherwise agreed to in writing by the Administrative Agent, all Trades relating to Bank Loans shall be settled on:

(i)            if a shift date has not occurred with respect to a Bank Loan (as evidenced by a poll published by LSTA or otherwise), LSTA par documentation; and

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(ii)           if a shift date has occurred with respect to a Bank Loan (as evidenced by a poll published by LSTA or otherwise), LSTA distressed documentation.

(b)           Unless otherwise agreed to in writing by the Administrative Agent, the Borrower shall not make any step-up representations in connection with the settlement of the sale of any Bank Loan.

(c)           Cash in the amount specified in the Assignment Documentation may not be paid by the Borrower in connection with its purchase of a Fund Investment (other than a Bank Loan) unless at such time the Administrative Agent shall have received evidence reasonably satisfactory to it that all such Assignment Documentation has been executed and delivered to the Borrower and the Custodian.

(d)           If a Bank Loan is traded as a distressed loan, then, prior to closing any such Trade, the Administrative Agent shall have completed an independent verification of the Assignment Documentation with the Agent for the relevant Bank Loan.

(e)           If the Agent of a proposed Bank Loan is not an Approved Bank, then, prior to closing the related Trade, the Administrative Agent shall have completed its “know your customer” and similar counterparty due diligence with respect to such Agent.

(f)            Unless the seller of a Bank Loan is an Approved Selling Institution, the Borrower shall not deliver Cash to such seller until the Assignment Documentation is fully executed and delivered to the Borrower and the Custodian.

(g)           The Borrower shall not, absent notice to and prior written consent of the Administrative Agent, execute any “big boy” letters in connection with any purchase or sale of any Fund Investments.

Annex III-3